PURCHASE AND ASSUMPTION AGREEMENT

BY AND BETWEEN

NATIONAL BANK OF ARIZONA

AND

COUNTY BANK

June 11, 2007

PURCHASE AND ASSUMPTION AGREEMENT

EXHIBITS:

Exhibit A                                —           Form of Real Property Deed
Exhibit B                                —           Bill of Sale
Exhibit C                                —           Assignment and Assumption Agreement
Exhibit D                                —           Lease Assignment
Exhibit E                                —           Seller's Certificate
Exhibit F                                —           Special Power of Attorney
Exhibit G                                —           Buyer's Certificate

SCHEDULES:

Schedule 1.01(k)(vi)                                     —           Service Contracts and Similar Contracts
Schedule 1.01(m)                                          —           Branch Leases
Schedule 1.01(n)                                           —           Branches
Schedule 1.01(s)                                           —           California Branch Employees
Schedule 1.01(ll)                                           —           Excluded Personal Property
Schedule 1.01(uu)                                        —           Fixed Assets
Schedule 1.01(jjj)                                          —           Letters of Credit
Schedule 1.01(lll)                                          —           Loans
Schedule 1.01(www)                                    —           Real Property
Schedule 1.01(hhhh)                                    —          Tenant Leases
Schedule 3.03(a)                                           —          Allocation of Purchase Price
Schedule 5.06(b)                                           —          Branch Lease Exceptions
Schedule 5.14                                                —          Condemnation and Eminent Domain Proceedings
Schedule 5.15(a)                                           —          Seller Regulatory Approvals
Schedule 6.05(a)                                           —          Buyer Regulatory Approvals and Licenses

PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement (the "Agreement") dated as of June 11, 2007 is made and entered into by National Bank of Arizona, a national banking association with its head office at 335 North Wilmot Road, Tucson, Arizona 85711 and its principal executive offices at 6001 North Twenty-Fourth Street, Phoenix, Arizona 85016 ("Seller"), and County Bank, a California banking corporation, with its principal office at 550 West Main Street, Merced, California 95340 ("Buyer").

RECITALS

WHEREAS, Seller desires to sell and assign and Buyer desires to purchase and assume substantially all of the assets and substantially all of the liabilities of the California Business (such term and other terms, when capitalized in this Agreement, to have the meanings ascribed to them in section 1.01) in accordance with the terms and provisions of this Agreement (the "Transaction"); and

WHEREAS, the Parties desire to make certain representations, warranties, and agreements in connection with the Transaction and to prescribe certain conditions to the Transaction.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby subject to the terms and conditions set forth in this Agreement, Seller and Buyer agree as follows:

Article 1.

DEFINITIONS

Section 1.01  Defined Terms

.  The terms set forth below, when capitalized in this Agreement, shall have the following meanings:

(a)  "Accounts" shall have the meaning specified in section 10.14(b).

(b)  "Accrued Interest" shall mean, as of any date, (i) with respect to the Deposit Liabilities, the interest, dividends, fees, costs, and other charges that have been accrued on but not paid, credited, or charged to the Deposit Liabilities, all as set forth in Seller's general ledger and (ii) with respect to the Loans, the Advance Lines, and the Negative Deposits, interest, fees, premiums, consignment fees, costs, and other charges that have accrued on or been charged to the Loans, the Advance Lines, and the Negative Deposits but not paid by the applicable borrower, or any applicable guarantor, surety, or other obligor, or otherwise collected by offset, recourse to collateral, or otherwise, all as set forth in Seller's general ledger and in the Final Loan Schedule.

(c)  "ACH" shall mean automated clearing house.

(d)  "ACH/FedWire Direct Deposit Cut-Off Date" shall mean the final Business Day of the ninety-day period following the Closing.

(e)  "ADA" shall mean the Americans with Disabilities Act of 1990, as amended, and similar state and local laws, regulations, rules, and ordinances.

(f)  "Adjusted Payment Amount" shall have the meaning specified in section 3.02(b).

(g)  "Advance Lines" shall mean all overdraft lines of credit to owners of the Deposit Liabilities, plus any and all Accrued Interest on such lines of credit, as set forth in Seller's general ledger.

(h)  "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, including any other Person that is an affiliate of the Person under section 2 of the Bank Holding Company Act of 1956, as amended, 12 U.S.C. § 1841, or a director, officer, partner, joint venturer, or member of such Person and any successors or assigns of such Person.

(i)  "Agreement" shall have the meaning specified in the preamble.

(j)  "Assignment and Assumption Agreement" shall mean an assignment and assumption agreement in substantially the form of Exhibit C.

(k)  "Assumed Liabilities" shall mean all duties, responsibilities, and obligations of Seller under the following:

(i)  The Deposit Liabilities;

(ii)  All of Seller's duties and responsibilities relating to the Deposit Liabilities, including with respect to:  (A) the abandoned property laws of any state; (B) any legal process that is served on Seller with respect to claims against or related to the Deposit Liabilities; or (C) any other applicable law;

(iii)  With respect to each Purchased Asset, any and all liabilities and obligations relating to or arising out of such Purchased Asset, including Unfunded Advances under the Loans included in the Purchased Assets;

(iv)  The Advance Lines and the Negative Deposits;

(v)  Any of Seller's accrued and unpaid expenses related to the operations of the California Business;

(vi)  All obligations due under any service or similar contract, in effect at the Closing, relating to the operations of the California Business and not to the operations of Seller generally, a list of which is set forth in Schedule 1.01(k)(vi);

(vii)  Any and all liabilities or obligations of Seller or any of its Affiliates under Environmental Laws relating to, resulting from, or arising out of use or operation of the Real Property prior to, on, or after the Closing, or use or operation of the Real Property, the property leased under the Branch Leases, or the Branches by Buyer on or after the Closing, in either case including (A) the presence of any Hazardous Materials or a release or the threat of a release on, at, or from the Real Property, the property leased under the Branch Leases, or the Branches, (B) investigative, containment, removal, clean-up, and other remedial actions with respect to a release or the threat of release on, at, or from the Real Property, the property leased under the Branch Leases, or the Branches, or (C) human exposure to any Hazardous Materials or nuisances of whatever kind to the extent the same arise from the condition of the Real Property or Branches or the ownership, use, operation, sale, transfer, or conveyance of the Real Property or Branches;

(viii)  Any and all liabilities or obligations of Seller or any of its Affiliates relating to the California Business, the Branches, or the Real Property under the ADA;

(ix)  Any and all other liabilities and obligations relating to or arising out of each Purchased Asset or Assumed Liability to be performed after the Closing, or otherwise relating to or arising out of the operation of the California Business, the Branches, the property leased under the Branch Leases, or the Real Property from and after the Closing, whether or not such liabilities or obligations accrued prior to the Closing Date;

(x)  Unfunded Advances under the Loans; and

(xi)  The participation obligations as contemplated in section 10.11 relating to the Letters of Credit.

(l)  "ATMs" shall mean automated teller machines.

(m)  "Branch Leases" shall mean the lease agreements for the Branches listed on Schedule 1.01(m), as such agreements may be amended, renewed, or extended in the Ordinary Course of Business, and other than those lease agreements terminated in the Ordinary Course of Business.

(n)  "Branches" shall mean the branch offices and the other offices and facilities of Seller listed on Schedule 1.01(n).

(o)  "Business Day" shall mean any day that is not a Saturday, a Sunday, or a day on which banks are required or authorized by law to be closed in the State of California.

(p)  "Buyer" shall have the meaning specified in the preamble.

(q)  "Buyer Regulatory Approvals" shall have the meaning specified in section 6.05(a).

(r)  "Buyer's Account" shall mean such account as Buyer shall advise Seller no later than three Business Days prior to the Closing.

(s)  "California Branch Employees" shall mean the employees of Seller listed on Schedule 1.01(s), but excluding such employees who shall leave Seller's employ between the date of this Agreement and the close of business on the Closing Date, but including replacements of such employees made in the Ordinary Course of Business between the date of this Agreement and the Closing Date and including any Person who fills a vacant position between the date of this Agreement and the Closing Date to provide Branch-related services to Customers.

(t)  "California Business" shall mean the business unit of Seller historically identified as "California Stockmen's Bank," which business unit comprises such retail and commercial banking activities of Seller as are conducted at and through the Branches.

(u)  "Cash on Hand" shall mean all petty cash, vault cash, teller cash, ATM cash, and prepaid postage located at the Branches (excluding foreign currency), in each case as of the close of business at the respective Branch (3:00 p.m. for each automated teller machine) on the Closing Date.

(v)  "Closing" shall mean the closing of the purchase and sale of the Purchased Assets and the assignment and assumption of the Assumed Liabilities.

(w)  "Closing Date" shall mean the fifth Business Day after the Final Approval Date (if the fifth Business Day after the Final Approval Date is a Friday) or the first Friday after the fifth Business Day after the Final Approval Date (if the fifth Business Day after the Final Approval Date is not a Friday) or such other date as the Parties may agree.

(x)  "Closing Loan Value" shall mean, as of the close of business on the Closing Date, the unpaid principal balance of the Loans, plus Accrued Interest on such Loans, as set forth in the general ledger of Seller and the Final Loan Schedule, reduced by $1,900,000 which shall represent the portion of Seller's allowance for loan and lease losses that the Parties agree shall be attributed to the Loans as of the Closing Date.

(y)  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated under it.

(z)  "Confidentiality Agreement" shall mean that certain letter agreement between Sandler O'Neill & Partners, L.P. and Buyer dated as of March 8, 2007.

(aa)  "CRA" shall mean the Community Reinvestment Act (12 U.S.C. §§ 2901-2907).

(bb)  "Customer Notices" shall have the meaning specified in section 9.03(a).

(cc)  "Customers" shall mean, individually and collectively, (i) the Persons named as the owners of the deposit accounts relating to the Deposit Liabilities, (ii) the primary obligors under the Loans, and (iii) the parties (other than Seller and its Affiliates) to the Safe Deposit Agreements.

(dd)  "Damages" shall have the meaning specified in section 13.01.

(ee)  "Deposit Liabilities" shall mean all of Seller's obligations and liabilities relating to the deposit accounts maintained with Seller at the California Business on the Closing Date including all such passbook accounts, statement savings accounts, checking, money market and NOW accounts, certificates of deposit, and IRA and Keogh Plan accounts, together with Accrued Interest on them, but excluding (i) obligations and liabilities relating to deposit accounts owned or maintained by Affiliates of Seller, (ii) Excluded IRA/Keogh Deposits, and (iii) any claim or other liability relating to the origination of any deposit account or the administration of any deposit account prior to the close of business on the Closing Date.

(ff)  "Draft Closing Statement" shall mean a draft closing statement dated as of the close of business of the fifth Business Day immediately preceding the Closing Date, setting forth an estimate of the portion of the Purchase Price owed by Buyer as of such Closing Date (including all adjustments and prorations to the Purchase Price).

(gg)  "Employee Benefit Plan" shall mean an "employee welfare benefit plan" or an "employee pension benefit plan" as defined in sections 3(1) and 3(2) of ERISA.

(hh)  "Environmental Laws" shall mean all federal, state, or local laws, rules, regulations, codes, ordinances, or bylaws, and any judicial or administrative interpretations of any of them, including orders, decrees, judgments, rulings, directives, or notices of violation, that create duties, obligations, or liabilities with respect to (i) human health or (ii) environmental pollution, impairment, or disruption, including laws governing the existence, use, storage, treatment, discharge, release, containment, transportation, generation, manufacture, refinement, handling, production, disposal, or management of any Hazardous Materials, or otherwise regulating or providing for the protection of the environment, and further including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Public Health Service Act (42 U.S.C. § 300 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§  201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), and similar federal, state, and local statutes, and all regulations adopted pursuant to any of them.

(ii)  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

(jj)  "Estimated Payment Amount" shall mean the amount calculated pursuant to subparagraph (i) or subparagraph (ii), as applicable, of section 3.02(a).

(kk)  "Estimated Purchase Price" shall mean the estimate of the Purchase Price set forth on the Draft Closing Statement for the Closing.

(ll)  "Excluded Fixed Assets" shall mean (i) computer software and licensed goods other than computer software and licensed goods included in Purchased Assets pursuant to section 1.01(vvv)(xv) of this Agreement, (ii) artwork, supplies, signs, marketing aids, or trade fixtures or equipment in each case specifically identifying or relating to Seller or any of its Affiliates, and (iii) any other personal property of Seller or any of its Affiliates identified on Schedule 1.01(ll), less any such items consumed or disposed of, plus new similar items acquired or obtained, in the Ordinary Course of Business of the California Business through the close of business on the Closing Date.

(mm)  "Excluded IRA/Keogh Deposits" shall have the meaning specified in section 10.12(a).

(nn)  "FDI Act" shall mean the Federal Deposit Insurance Act, as amended (12 U.S.C. § 1811 et seq.).

(oo)  "FDIC" shall mean the Federal Deposit Insurance Corporation.

(pp)  "Federal Funds Rate" shall mean, for the period involved, the average of the interest rates for each day of the period set forth in H.15(519) opposite the caption "Federal Funds (Effective)."  H.15(519) shall mean the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.  Notwithstanding the foregoing, "Federal Funds Rate" shall mean any other rate to which the Parties shall agree.

(qq)  "Final" shall mean, as applied to any order or action of a Governmental Body, that such order or action has not been stayed, vacated, or otherwise rendered ineffective and either (i) the time period for taking an appeal from it shall have passed without an appeal from it having been taken, or (ii) if any such appeal shall have been dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.

(rr)  "Final Approval Date" shall mean, with respect to the Transaction, the later of October 26, 2007 and the date upon which the last of the following has occurred:  (i) the receipt of all Regulatory Approvals; (ii) the publication or giving of all applicable regulatory notices that are required to be published or given prior to consummation of the Transaction; (iii) the filing of all applicable regulatory reports; and (iv) the expiration of all applicable regulatory comment and waiting periods.

(ss)  "Final Loan Schedule" shall mean a schedule as of the close of business on the Closing Date of the Loans transferred to Buyer on the Closing Date.

(tt)  "FIRPTA Affidavit" shall mean an affidavit pursuant to section 1445 of the Code certifying to the non-foreign entity status of Seller.

(uu)  "Fixed Assets" shall mean all of the furniture, fixtures, equipment, and other assets of the California Business listed on Schedule 1.01(uu), including ATMs, leasehold improvements, and tickets to sporting and other events, less any items consumed or disposed of, plus new items acquired or obtained, in the Ordinary Course of Business of the California Business through the close of business on the Closing Date, but excluding the Excluded Fixed Assets.

(vv)  "GAAP" shall mean such "generally accepted accounting principles," consistently applied, as are in effect from time to time in the United States.

(ww)  "Governmental Body" shall mean any supranational, national, state, municipal, or local government, any instrumentality, subdivision, court, administrative agency, or commission, or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing, or other governmental or quasi-governmental authority.

(xx)  "Hazardous Materials" shall mean (i) any "hazardous material," "hazardous substance," "hazardous waste," "oil," "regulated substance," "toxic substance," or words of similar import as defined under any of the Environmental Laws, (ii) asbestos in any form, (iii) urea formaldehyde foam insulation, (iv) polychlorinated biphenyls, (v) radon gas, (vi) flammable explosives, (vii) radioactive materials, (viii) any chemical, contaminant, solvent, material, pollutant, or substance that may be dangerous or detrimental to any of the Branches, the environment, or the health and safety of employees or other occupants of any of the Branches, and (viii) any substance the generation, storage, transportation, utilization, disposal, management, release, or location of which on, under, or from any of the Branches is prohibited or otherwise regulated pursuant to any of the Environmental Laws.

(yy)  "Indemnified Party" shall have the meaning specified in section 13.03.

(zz)  "Indemnitor" shall have the meaning specified in section 13.03.

(aaa)  "IRA" shall mean an individual retirement account as specified in sections 408 and 408A of the Code.

(bbb)  "IRS" shall mean the Internal Revenue Service of the United States.

(ccc)  "Items" shall mean (i) transfers of funds by wire or through the Automated Clearing House, checks, drafts, negotiable orders of withdrawal, and items of a like kind that are drawn on or deposited and credited to the Deposit Liabilities, and (ii) payments, advances, disbursements, fees, reimbursements, and items of a like kind that are debited or credited to the Loans.

(ddd)  "Keogh Plan" shall mean an employee pension plan covering self-employed individuals.

(eee)  "Knowledge" shall mean, with respect to Seller, the actual knowledge as of the date of this Agreement, without further investigation, of the Chief Executive Officer, Chief Financial Officer, or California Regional Manager of Seller.

(fff)  "Landlord Consents" shall have the meaning set forth in section 2.03(a)(v).

(ggg)  "Lease Assignments" shall mean lease assignment and assumption agreements in substantially the form of Exhibit D.

(hhh)  "Letter of Credit Customer" shall mean an obligor under a Loan or Reimbursement Agreement for whose account a Letter of Credit was issued.

(iii)  "Letter of Credit Disbursement" shall mean an amount equal to the sum of (i) the amount drawn under any Letter of Credit in connection with a Request plus (ii) all reasonable and customary out-of-pocket charges and expenses that Seller may pay or incur relative to such Request which are chargeable to the Customer under the related Reimbursement Agreement.

(jjj)  "Letters of Credit" shall mean (i) each letter of credit listed on Schedule 1.01(jjj), (ii) each letter of credit issued by Seller in connection with a Loan between the date of such schedule and the close of business on the Closing Date, and (iii) any letter of credit applied for by a Customer (but not yet issued by Seller) as of the Closing Date.  To the extent Buyer shall assume (and Seller has been released from) any Letter of Credit or Buyer has issued a replacement letter of credit, whether on or after the day on which the related Loan is purchased by Buyer pursuant to the terms of this Agreement, each as described in section 10.11, the assumed or replaced Letter of Credit shall no longer be deemed a "Letter of Credit" under this Agreement.

(kkk)  "Lien" shall mean any lien, easement, restrictions, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option, or other adverse claim of any kind or description.

(lll)  "Loans" shall mean (i) each of the loans at the California Business listed on Schedule 1.01(lll) (exclusive of any reserves for loan losses) and each obligation of Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed, or extended by Seller in the Ordinary Course of Business of Seller between the date of such schedule and the close of business on the Closing Date (included within each such loan shall be any Letters of Credit related to such loan to the extent such Letters of Credit are capable of being assumed by Buyer as of the Closing Date consistent with the provisions of section 10.11), and (ii) each loan made in connection with the operation of the California Business by Seller between the date of such schedule and the Closing Date (exclusive of any reserves for loan losses) and each obligation of Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed, or extended by Seller in the Ordinary Course of Business of Seller prior to the Closing Date (included within each such loan shall be any Letters of Credit relating to such loan to the extent such Letters of Credit are capable of being assumed by Buyer as of the Closing Date consistent with the provisions of section 10.11).  The term "Loan" or "Loans" as used in this section 1.01(lll) shall also include an equipment lease or equipment leases under which Seller, as lessor, provided or may provide financing, and any pending application to Seller and unfunded commitments, including scheduled credits, of Seller, in either case at the California Business.  Each Loan shall include all documents executed or delivered in connection with such loan including underwriting materials, credit approval forms and documents, financial statements, records of third-party credit checks, appraisal reports, environmental reports, construction documentation, and the like, in each case to the extent such documents are in the loan file relating to such loan, any and all collateral held as security for such Loan or in which a Lien has been granted, and any and all guarantees, insurance, and other credit enhancements specifically relating to such collateral, together with Accrued Interest on such Loan, all as exist at the close of business on the Closing Date.

(mmm)  "Material Adverse Effect" shall mean any circumstance, change in, or effect on the Purchased Assets or the Assumed Liabilities that is materially adverse to the business, operation, results of operations, or the financial condition of the California Business, taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any direct or indirect effect on the Purchased Assets or the Assumed Liabilities arising out of or attributable to (i) changes in general economic, legal, regulatory, or political conditions, (ii) changes in banking laws, rules, or regulations of general applicability or interpretations thereof by Governmental Bodies, (iii) changes in prevailing interest rates, (iv) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (v) any actions taken or omitted to be taken pursuant to this Agreement or with the consent of Buyer, (vi) changes in the employee or customer base of the California Business, (vii) the announcement of the Transaction, or (viii) changes in the mix of deposit or deposit product types.

(nnn)  "Negative Deposits" shall mean overdrafts in Deposit Liability accounts which are not covered by Advance Lines, plus any and all Accrued Interest on such overdrafts, all as set forth in Seller's general ledger.

(ooo)  "Net Book Value" shall mean, as of any date, the net book value (exclusive of reserves) of any Purchased Asset as of the close of business on such date as set forth in the general ledger of Seller.

(ppp)  "Ordinary Course of Business" shall mean an action taken by a Person only if:

(i)  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)  such action is not required to be authorized by the board of directors of such Person; and

(iii)  such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(qqq)  "Organizational Documents" shall mean:

(i)  the articles or certificate of incorporation and the bylaws of a corporation;

(ii)  the partnership agreement and any statement of partnership of a general partnership;

(iii)  the limited partnership agreement and the certificate of limited partnership of a limited partnership;

(iv)  any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and

(v)  any amendment to any of the foregoing.

(rrr)  "Parties" shall mean Buyer and Seller.

(sss)  "Permitted Liens" shall mean (i) Liens for taxes, assessments, charges, or levies of a Governmental Body not yet due and payable or which although delinquent can be paid without penalty or are being contested in good faith by appropriate proceedings, (ii) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (iii) landlords' Liens under the Branch Leases, (iv) Liens imposed by law, such as carriers', warehousemen's, and mechanics' Liens and other similar Liens arising in the Ordinary Course of Business which secure payment of obligations not more than ninety days past due or which are being contested in good faith by appropriate proceedings, and (v) any other Liens affecting the Purchased Assets which do not impede the ownership, operation, or value of such Purchased Assets in any material respect.

(ttt)  "Person" shall mean any individual, firm, partnership, joint venture, corporation, trust, limited liability company, association, unincorporated organization, Governmental Body, or other entity.

(uuu)  "Purchase Price" shall have the meaning specified in section 3.01.

(vvv)  "Purchased Assets" shall mean:

(i)  The Real Property;

(ii)  The Fixed Assets;

(iii)  The Loans;

(iv)  The Cash on Hand;

(v)  The Branch Leases;

(vi)  The Tenant Leases;

(vii)  The Safe Deposit Agreements and all keys for the related safe deposit boxes;

(viii)  All rights of Seller under any building maintenance, service, or similar contracts in effect as of the Closing Date relating to the operations of the California Business to the extent such contracts are assignable;

(ix)  All prepaid expenses of Seller related to the California Business;

(x)  All of Seller's rights with respect to the contracts and relationships giving rise to the Deposit Liabilities;

(xi)  The Advance Lines and the Negative Deposits;

(xii)  All insurance premiums paid by Seller to the FDIC which are allocated to insurance coverage for the Deposit Liabilities following their assumption by Buyer;

(xiii)  All of Seller's right, title, and interest in and to all books, records, and other documents in the possession of Seller which pertain to and are routinely utilized by Seller to administer, reflect, or record information specifically with respect to the Purchased Assets described in the other subsections of this definition and the Assumed Liabilities, as such books, records, and other documents may exist and as are held by Seller, but not including minute books or general corporate records of Seller, and not including any training memoranda or internal policy guides of Seller or any of its Affiliates; provided, however, that with respect to books and records maintained by Seller in electronic format, Seller may at its option provide hard copies of such books and records or electronic copies reasonably acceptable to Buyer;

(xiv)  A 100-percent participation interest in the Letters of Credit as contemplated by section 10.11(b); and

(xv)  Computer software and licensed goods that are used by Seller solely for the Purchased Assets and for which Seller has identified documents that permit Seller to transfer such computer software or licensed goods, as the case may be, without charge or restriction.

(www)  "Real Property" shall mean each parcel of real property owned by Seller at the California Business, and all improvements on it, all as more fully described on Schedule 1.01(www).

(xxx)  "Regulatory Approvals" shall mean the Seller Regulatory Approvals and the Buyer Regulatory Approvals.

(yyy)  "Reimbursement Agreement" shall mean all documents and agreements evidencing, securing, or insuring the obligation of a Letter of Credit Customer to repay, or the rights of a Seller to recover, sums paid under a Letter of Credit.

(zzz)  "Request" shall have the meaning specified in section 10.11(c).

(aaaa)  "Returned Item" shall mean an Item that was credited for deposit to or cashed against a Deposit Liability account on or prior to the Closing Date and is returned unpaid after the Closing Date.

(bbbb)  "Safe Deposit Agreements" shall mean the agreements between Seller and a Customer or Customers relating to safe deposit boxes located at the Branches as of the close of business on the Closing Date.

(cccc)  "Seller" shall have the meaning specified in the preamble.

(dddd)  "Seller Regulatory Approvals" shall have the meaning specified in section 5.15(a).

(eeee)  "Seller's Account" shall mean such account as Seller shall advise Buyer no later than three Business Days prior to the Closing Date.

(ffff)  "Special Deposit Plan" shall mean a compensatory plan adopted by Seller to facilitate the maintenance or enhancement of deposits at the California Business prior to the Closing.

(gggg)  "Sublease Agreement" shall have the meaning specified in section 7.03(b).

(hhhh)  "Tenant Leases" shall mean leases or subleases between Seller, as lessor, and the tenants, if any, listed on Schedule 1.01(hhhh).

(iiii)  "Transaction" shall have the meaning specified in the recitals.

(jjjj)  "Transferred Employees" shall mean the California Branch Employees who accept offers of employment from Buyer as contemplated by section 8.07(b).

(kkkk)  "UCC" shall mean the Uniform Commercial Code in effect in California (California Commercial Code § 1101 et seq.).

(llll)  "Unfunded Advance" shall mean an advance requested under a Loan on or prior to the Closing Date pursuant to the terms and provisions of such Loan which Seller has not funded as of the Closing Date.

(mmmm)  "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, as amended (29 U.S.C. § 2101 et seq.) and similar state and local laws, regulations, and other issuances, including the California Worker Adjustment and Retraining Notification Act (Cal. Lab. Code § 1400 et seq.).

(nnnn)  "Withholding Obligations" shall mean amounts required by any Governmental Body to be withheld from any of the accounts included in the Deposit Liabilities or any related penalties imposed by any Governmental Body.

Section 1.02  Accounting Terms

.  All accounting terms not otherwise defined in this Agreement shall have the respective meanings assigned to them in accordance with GAAP.

Section 1.03  Interpretation

.  Article titles, headings to sections, and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim in this Agreement.  As used in this Agreement, "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing," "written," and comparable terms refer to printing, typing, lithography, and other means of reproducing words in a visible form; references to a Person are also to its successors and assigns; except as the context may otherwise require, "hereof," "herein," "hereunder," and comparable terms refer to the entirety of this Agreement and not to any particular article, section, or other subdivision of this Agreement or attachment to this Agreement; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; and references to "article," "section," "preamble," "recitals," or another subdivision or to an "Exhibit" or "Schedule" are to an article, section, preamble, recitals, or subdivision of this Agreement or an "Exhibit" or "Schedule" to this Agreement.  References to times of day are to such times of day within Phoenix, Arizona.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction, and enforcement of this Agreement or any amendment, schedule, or exhibit to this Agreement.

Article 2.

PURCHASE AND SALE OF PURCHASED ASSETS AND ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES

Section 2.01  Purchase and Sale of Purchased Assets and Assumption of Assumed Liabilities

.

(a)  Subject to all of the terms and conditions set forth in this Agreement, and in reliance on the representations and warranties set forth in this Agreement, Buyer shall purchase and accept from Seller, and Seller shall sell, convey, assign, transfer, and deliver to Buyer, on the dates and in the manner specified in this article 2, all of Seller's right, title, and interest in the Purchased Assets.

(b)  Subject to all of the terms and conditions set forth in this Agreement and in reliance on the representations and warranties set forth in this Agreement, Seller shall assign to Buyer, and Buyer shall assume from Seller, on the dates and in the manner specified in this article 2, and thereafter fully and timely pay, perform, and discharge when due, the Assumed Liabilities.

(c)  Buyer understands and agrees that it is purchasing only the Purchased Assets and assuming only the Assumed Liabilities specified in this Agreement and that, except as may be expressly provided for in this Agreement, Buyer has no interest in (i) any other business relationship that Seller or its Affiliates have or may have with any Customer or (ii) any other customer of Seller or its Affiliates.  Buyer further understands and agrees that Seller and its Affiliates are retaining any and all rights and claims that any of them may have, including indemnification or reimbursement rights, with respect to the Purchased Assets and the Assumed Liabilities, to the extent that such rights or claims relate to the conduct of the California Business prior to the Closing unless such rights or claims relate to liabilities, duties, responsibilities, and obligations of Seller that are included in the Assumed Liabilities.

(d)  Except for the Assumed Liabilities and except as otherwise set forth in this Agreement, Buyer shall not assume or be bound by any duties, responsibilities, obligations, or liabilities of any kind or nature, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or otherwise.  Buyer shall not assume any responsibilities for litigation against Seller that, on or before the Closing Date, is pending or threatened against Seller.  Buyer shall not assume any responsibilities for claims or charges against Seller related to alleged sexual harassment or alleged creation of a hostile work environment that, on or before the Closing Date, are pending or threatened against Seller.

Section 2.02  Closing

.

(a)  Unless this Agreement is earlier terminated pursuant to section 15.03, the Closing will take place at the offices of Seller, 6001 North Twenty-Fourth Street, Phoenix, Arizona 85016 at 9:00 a.m. on the Closing Date, if all conditions precedent to the obligations of the Parties to close have then been met or waived.  The Closing shall be effective as of the close of business on the Closing Date.

(b)  The Parties may agree to conduct the Closing in person or by exchange of closing documents by overnight delivery service, facsimile transmission, electronic mail, or by a combination of such means.

(c)  At the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller's right, title, and interest in the Purchased Assets.

(d)  At the Closing, Seller shall assign to Buyer, and Buyer shall assume from Seller, and thereafter fully and timely pay, perform, and discharge, the Assumed Liabilities.

Section 2.03  Closing Deliveries

.

(a)  At the Closing, Seller shall deliver to Buyer, duly executed and acknowledged where required:

(i)  Deeds for the Real Property (including all Real Property files with all required correspondence and documents referred to in section 5.13) included in Purchased Assets in substantially the form of Exhibit A, pursuant to which such assets shall be transferred to Buyer "AS IS," "WHERE IS," and with all faults but with the benefit of any statutory quitclaim covenants;

(ii)  A bill of sale for the Purchased Assets in substantially the form of Exhibit B, pursuant to which such assets (other than the Real Property included in such assets) shall be transferred to Buyer "AS IS," "WHERE IS," and with all faults, except as otherwise provided in this Agreement;

(iii)  An Assignment and Assumption Agreement with respect to the Assumed Liabilities assumed by Buyer pursuant to its terms;

(iv)  A Lease Assignment with respect to each of the Branch Leases  included in the Purchased Assets dated as of the Closing Date;

(v)  Subject to the provisions of section 7.03, such consents of landlords under the Branch Leases  included in the Purchased Assets as shall be required pursuant to the terms of such Branch Leases  to the assignment of such Branch Leases  to Buyer and (to the extent practicable) to the release of Seller from liability under such Branch Leases  (each a "Landlord Consent");

(vi)  An officer's certificate in substantially the form of Exhibit E;

(vii)  The resignation of Seller as trustee or custodian, as applicable, with respect to each IRA or Keogh Plan deposit account included in the Assumed Liabilities and the designation of Buyer as successor trustee or custodian with respect to them;

(viii)  A limited power of attorney granting Buyer the authority to execute certain documents on behalf of Seller in substantially the form of Exhibit F;

(ix)  The FIRPTA Affidavit;

(x)  Physical possession of all Purchased Assets as are capable of physical delivery, including all related documentation, licenses, permits, maintenance agreements, and contracts, and any and all computer software or licensed goods transferred to Buyer under this Agreement;

(xi)  Possession of all loan files relating to the Purchased Assets held by Seller and collateral in the custody of Seller relating to the Loans included in the Purchased Assets; and

(xii)  Such other documents as are necessary to effect the transfer of the Purchased Assets and Assumed Liabilities to Buyer as Buyer shall reasonably request.

(b)  At the Closing, Buyer shall deliver to Seller, duly executed and acknowledged where required:

(i)  An Assignment and Assumption Agreement with respect to the Assumed Liabilities;

(ii)  Buyer's acceptance of its appointment as successor trustee or custodian, as applicable, as of the close of business on the Closing Date, of the IRA and Keogh Plan deposit accounts included in the Assumed Liabilities and its assumption of the fiduciary obligations of the trustee or custodian with respect to them;

(iii)  Lease Assignments with respect to each of the Branch Leases  included in the Purchased Assets and such other instruments and documents as any landlord under a Branch Lease included in the Purchased Assets may reasonably require as necessary or desirable for providing for the assumption by Buyer of such Branch Lease, each such instrument and document in the form and substance reasonably satisfactory to the Parties and dated as of the Closing Date;

(iv)  An officer's certificate in substantially the form of Exhibit G; and

(v)  Such other documents as are necessary to effect the transfer of the Purchased Assets and the Assumed Liabilities as Seller shall reasonably request.

Section 2.04  Sale and Transfer of Servicing and Escrows

.

(a)  The Loans shall be sold on a servicing released basis.  As of the Closing Date, all rights, obligations, liabilities, and responsibilities with respect to the servicing of the Loans on and after the Closing Date will be assumed by Buyer.  Seller shall be discharged and indemnified by Buyer from all liability with respect to servicing of the Loans on and after the Closing Date and Buyer shall be indemnified by Seller from all liability with respect to servicing the Loans prior to the Closing Date.

(b)  As of the Closing Date, Buyer will assume, and agrees to undertake and discharge, any and all obligations of the holder and servicer of Loans that are mortgage loans, if any, as such obligations may relate to the escrow, maintenance of escrow, and payments from escrow of moneys paid by or on account of the applicable mortgagor.  On or before the fifth Business Day after the Closing Date, Seller shall remit by wire transfer of immediately available funds to Buyer any and all funds held in escrow that were collected and received pursuant to a mortgage Loan for the payment of taxes, assessment, hazard insurance premiums, primary mortgage insurance policy premiums, if applicable, or comparable items prior to the Closing Date plus any Accrued Interest.  Seller warrants and represents the sufficiency of such sum to discharge applicable obligations of Seller with respect to mortgage Loans.

Section 2.05  Revocation of Recordations

.  If any instrument of transfer contemplated by this Agreement shall be recorded in any public record before the Closing and thereafter the Closing is not completed, then at the request of such transferring Party the other Party will execute and deliver such instruments and take such other action as such transferring Party shall reasonably request to revoke of records such purported transfer.

Article 3.

PURCHASE PRICE; PAYMENT OF PURCHASE PRICE

Section 3.01  Purchase Price

.  The purchase price (the "Purchase Price") for the Purchased Assets shall be an amount computed as follows:

(a)  $27,400,000 as a purchase premium for the franchise value of the California Business; plus

(b)  $6,198,966 for all of the Real Property transferred to Buyer at the Closing; plus

(c)  The aggregate Net Book Value as of the close of business on the Closing Date of the Fixed Assets transferred to Buyer at the Closing; plus

(d)  The Closing Loan Value of the Loans transferred to Buyer at the Closing; plus

(e)  The aggregate unpaid balance of the Advance Lines and the Negative Deposits transferred to Buyer at the Closing; plus

(f)  The aggregate amount of Cash on Hand transferred to Buyer at the Closing; plus

(g)  The aggregate amount of prepaid expenses transferred to Buyer at the Closing.

Section 3.02  Closing Payment

.  The amount which shall be due at the Closing shall be an amount computed as set forth below:

(a)  On or prior to the second Business Day immediately preceding the Closing Date, Seller shall deliver to Buyer a Draft Closing Statement for the Closing.  On the Closing Date:

(i)  if the aggregate amount (including Accrued Interest) of the Deposit Liabilities assumed by Buyer at the Closing as of the close of business on the fifth Business Day preceding the Closing Date exceeds the Estimated Purchase Price, Seller shall pay the amount of such excess to Buyer by wire transfer of immediately available funds to Buyer's Account, or

(ii)  if the Estimated Purchase Price exceeds the aggregate amount (including Accrued Interest) of the Deposit Liabilities assumed by Buyer at the Closing as of the close of business on the fifth Business Day preceding the Closing Date, Buyer shall pay to Seller, by wire transfer of immediately available funds to Seller's Account, the amount of such excess.

(b)  On or before 12:00 noon on the thirtieth day following the Closing Date, Seller shall deliver to Buyer a statement setting forth (i) the Closing Purchase Price (including all adjustments and prorations to the Closing Purchase Price) and each component of the Closing Purchase Price (including with respect to the Loans the Final Loan Schedule) and (ii) the amount of Deposit Liabilities (including Accrued Interest on them) assumed by Buyer as of the close of business on the Closing Date.  Such statement shall also set forth, as applicable, (iii) the amount by which the aggregate balance of the Deposit Liabilities (including Accrued Interest on them) transferred to Buyer on the Closing Date exceeded the Closing Purchase Price (including all adjustments and prorations to the Closing Purchase Price) calculated as of the close of business on the Closing Date or (iv) the amount by which the Closing Purchase Price, including all adjustments and prorations to the Closing Purchase Price, exceeded the aggregate balance of the Deposit Liabilities assumed by Buyer on the Closing Date, calculated as of the close of business on the Closing Date (the amount calculated pursuant to subparagraph (iii) or (iv) of this section 3.02(b), as applicable, the "Adjusted Payment Amount").

(c)  On or before 12:00 noon on the forty-fifth day following the Closing Date:

(i)  if Seller had transferred immediately available funds to Buyer under section 3.02(a) at the Closing and the Adjusted Payment Amount exceeds the Estimated Payment Amount, then Seller shall pay to Buyer by wire transfer of immediately available funds to Buyer's Account the amount of such excess, plus interest thereon calculated using the Federal Funds Rate from the Closing Date but excluding the payment date;

(ii)  if Seller had transferred immediately available funds to Buyer under section 3.02(a) at the Closing and the Estimated Payment Amount exceeds the Adjusted Payment Amount, then Buyer shall pay by wire transfer of immediately available funds to Seller's Account the amount of such excess, plus interest thereon calculated using the Federal Funds Rate from the Closing Date but excluding the payment date;

(iii)  if Buyer had transferred immediately available funds to Seller under section 3.02(a) at the Closing and the Estimated Payment Amount exceeds the Adjusted Payment Amount, then Seller shall pay to Buyer by wire transfer of immediately available funds to Buyer's Account the amount of such excess, plus interest thereon calculated using the Federal Funds Rate from the Closing Date but excluding the payment date; and

(iv)  if Buyer had transferred immediately available funds to Seller under section 3.02(a) at the Closing and the Adjusted Payment Amount exceeds the Estimated Payment Amount, then Buyer shall pay by wire transfer of immediately available funds to Seller's Account the amount of such excess, plus interest thereon calculated using the Federal Funds Rate from the Closing Date but excluding the payment date.

(d)  Except as provided in the next sentence, all payments with respect to any Loan purchased by Buyer at the Closing received by Seller or Buyer on or prior to the close of business on the Closing Date shall be the property of Seller, and all payments with respect to such Loan received by Seller or Buyer after the Closing Date shall be the property of Buyer.  Any payments with respect to any Loan purchased by Buyer at the Closing received by Seller prior to the Closing Date that are not reflected in the calculation of the Adjusted Payment Amount and any payments with respect to any Loan purchased by Buyer at the Closing received by Seller after the Closing Date shall be promptly forwarded by Seller to Buyer.

Section 3.03  Allocation of Purchase Price

.

(a)  Buyer and Seller agree that, upon final determination of the Purchase Price, the Purchase Price shall be allocated in accordance with Schedule 3.03(a).

(b)  Buyer and Seller shall report the Transaction (including income tax reporting requirements imposed pursuant to section 1060 of the Code) in accordance with the allocation specified on Schedule 3.03(a).  In the event either Party receives notice of a tax audit with respect to the allocation of the Purchase Price specified in this Agreement, such Party shall immediately notify the other Party in writing as to the date and subject of such audit.

(c)  If any federal, state, or local tax return, report, or filing by Buyer or Seller relating to the Transaction and filed on the basis of the allocation set forth on Schedule 3.03(a) is challenged by the IRS or other Governmental Body with which such return, report, or filing was filed, the filing Party shall assert and maintain in good faith the validity and correctness of such allocation during the audit of it until the issuance by the IRS or other Governmental Body of a "thirty-day letter," or a determination of equivalent liability, to such Party, whereupon such Party shall, in its sole discretion, have the right to pay, compromise, settle, dispute, or otherwise deal with its alleged tax liability.  If such a tax return, report, or filing is challenged as described in this section, the Party filing such return, report, or filing shall timely keep the other Party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of the filing Party.

Section 3.04  Proration; Other Closing Date Adjustments

.

(a)  Except as otherwise specifically provided in this Agreement, it is the intention of the Parties that Seller will operate the California Business for its own account and own the Loans and the other Purchased Assets until the close of business on the Closing Date, and that Buyer shall operate the California Business, own the Loans and other Purchased Assets and assume the Deposit Liabilities and other Assumed Liabilities for its own account from and after the close of business on the Closing Date.

(b)  Except as otherwise specifically provided in this Agreement, items of expense that are subject to proration under section 3.04(c) shall be prorated on the basis of a 365-day or 366-day year, as applicable, as of the close of business on the Closing Date, and insofar as practicable shall be settled between Seller and Buyer on the Closing Date, whether or not such adjustment would normally be made as of such time and to the extent necessary shall be subject to an adjusting payment at the time the Adjusted Payment Amount is paid, with interest thereon calculated using the Federal Funds Rate from the Closing Date but excluding the payment date.

(c)  For purposes of this Agreement, items of proration and other adjustments shall include:  (i) amounts prepaid and unused for safe deposit rentals; (ii) rental and other payments under the Branch Leases and the Tenant Leases, including security deposits; (iii) sales, transfer, and use taxes (other than such sales, transfer, and use taxes that arise as a result of the transactions contemplated by this Agreement that shall be paid by Buyer in accordance with Section 4.01); (iv) insurance premiums paid or payable to the FDIC attributable to insurance coverage for the Deposit Liabilities for the period from and after the Closing Date; (v) fees for customary annual or periodic licenses or permits; (vi) water, sewer, fuel, and utility charges; (vii) property taxes; and (viii) other prepaid items, in each case as of the close of business on the Closing Date.  Notwithstanding the foregoing, if accurate arrangements cannot be made for any of the foregoing items of proration by the time the Adjusted Payment Amount is paid, the Parties shall apportion the charges for the foregoing items on the basis of the bill for the most recent billing period.

Section 3.05  Cash Payments

.  All cash payments to be made under this Agreement by one Party to the other shall be made by wire transfer on or before 12:00 noon on the date of payment.  If any payment to be made under this Agreement on the Closing Date or on the forty-fifth day following the Closing Date shall not be made on or before 12:00 noon on such date, the Party responsible for making that payment shall make that payment on or before 12:00 noon on the next Business Day together with interest thereon at the Federal Funds Rate applicable from the Closing Date to the date of payment.

Article 4.

TAXES

Section 4.01  Sales, Transfer, and Use Taxes

.  Except as otherwise provided in this Agreement, any excise, sales, transfer, use, or similar taxes, including all transfer taxes required in connection with the transfer of the Purchased Assets to Buyer, which are payable or arise as a result of this Agreement or the consummation of the Transaction, shall be paid by Buyer when due and payable.

Section 4.02  Information Reports

.

(a)  For the period between January 1 of the tax year within which the Closing Date falls and the Closing Date, Seller will be responsible for the preparation and filing of Forms 1099INT, 1099R, 5498 and any other required forms and reports with respect to interest paid or credited to Customers whose Deposit Liabilities are transferred to Buyer at the Closing.  For the period between the Closing Date and December 31 of such year, Buyer will be responsible for the preparation and filing of such forms and reports with respect to interest paid or credited to such Customers.

(b)  For the period between January 1 of the tax year within which the Closing Date falls and the Closing Date, Seller will be responsible for the preparation and filing of Forms 1098 with respect to each Loan concerning any reportable mortgage interest received from Customers.  For the period between the Closing Date and December 31 of such year, Buyer will be responsible for the preparation and filing of such forms with respect to each Loan concerning any reportable mortgage interest received from Customers.

(c)  For the period between January 1 of the tax year within which the Closing Date falls and the Closing Date, Seller will be responsible for the preparation and filing of Forms W-2 with respect to the Transferred Employees.  For the period between the Closing Date and December 31 of such year, Buyer will be responsible for the preparation and filing of such forms with respect to the Transferred Employees.

Section 4.03  Withholding

.

(a)  No later than the close of business on the Business Day following the Closing Date, Seller shall provide to Buyer information regarding all "B" notices (taxpayer identification numbers do not match) and "C" notices (underreporting/IRS-imposed withholding) received by Seller from the IRS regarding any of the accounts included in the Deposit Liabilities and for a period of 180 days following the Closing Date, Seller shall provide information regarding all notices it receives from the IRS releasing withholding restrictions on the accounts related to the Deposit Liabilities.

(b)  Any Withholding Obligations required to be remitted to the appropriate Governmental Body on or prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate Governmental Body on or before the time they are due.

(c)  Any Withholding Obligations required to be remitted to the appropriate Governmental Body after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller shall be withheld and remitted by Buyer.

Article 5.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 5.01  Organization

.  Seller is a national banking association duly organized, validly existing, and in good standing under the laws of the United States.

Section 5.02  Authority

.  Seller has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant to this Agreement.  This Agreement and any instruments or other documents executed pursuant to this Agreement, and the execution, delivery, and performance of this Agreement and any such instruments or documents have been duly authorized and approved by all necessary corporate action on the part of Seller including any necessary action on the part of the shareholders of Seller, and this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting creditors' rights generally or the rights of creditors, or the powers of the FDIC as insurer, regulator, conservator, or receiver, of banks the accounts of which are insured by the FDIC, or by the limiting effect of rules of law governing specific performance, equitable relief, and other equitable remedies (whether considered in a proceeding in equity or at law) or the waiver of rights or remedies.

Section 5.03  Non-Contravention

.  The execution and delivery of this Agreement and the instruments and documents executed pursuant to this Agreement by Seller do not and, subject to the receipt of all Regulatory Approvals, the consummation of the Transaction will not constitute (a) a material breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit, or license of Seller or to which Seller is subject, which breach, violation, or default would prevent or materially delay Seller's performance of its obligations under this Agreement in all material respects, or (b) a breach or violation of or a default under the Organizational Documents of Seller or any material contract or other instrument to which Seller is a party or by which Seller is bound, which breach, violation, or default would prevent or materially delay Seller's performance of its obligations under this Agreement in all material respects.

Section 5.04  Compliance with Law

.  The California Business is being conducted in accordance with all applicable laws, rules, and regulations of all Governmental Bodies, other than those laws, rules, and regulations of Governmental Bodies for whose violation any penalty or liability, if imposed or asserted, would not have a Material Adverse Effect.

Section 5.05  Legal Proceedings

.  There are no actions, suits, or proceedings, whether civil, criminal, or administrative, pending as of the date of the Agreement or, to the Knowledge of Seller, threatened as of the date of this Agreement against or affecting Seller, (a) which would reasonably be expected to have a Material Adverse Effect or (b) which would reasonably be expected to prevent or materially delay Seller's performance of its material obligations under this Agreement in all material respects.

Section 5.06  Tenants; Branch Leases

.

(a)  Except for the tenants listed on Schedule 1.01(hhhh), there are no tenants or, to the Knowledge of Seller, other occupants of the Branches owned by Seller.

(b)  Except as set forth in Schedule 5.06(b), each of the Branch Leases  is in full force and effect, and to the Knowledge of Seller, Seller is not in default under any of its obligations under the Branch Leases, except for such defaults that would not have a Material Adverse Effect.

Section 5.07  Purchased Assets

.

(a)  Seller is the lawful owner of each of the Purchased Assets (other than the Real Property), free and clear of all Liens other than Permitted Liens and, except for consents required to transfer the Purchased Assets, on the Closing Date Seller will have the right to sell, convey, transfer, assign, and deliver to Buyer all of the Purchased Assets.

(b)  Seller is the lawful owner of the Real Property as shown on the title commitments related to such Real Property previously delivered to Buyer, free and clear of all Liens except Liens shown on said title commitments, Permitted Liens and easements and restrictions of record, applicable zoning laws, and the right of any tenants.

Section 5.08  Loans

.

(a)  The information with respect to the Loans as of and in connection with the Closing Date will be true and correct as of the dates indicated on the information.

(b)  Each Loan complied at the time the Loan was originated with all applicable requirements of applicable federal, state, and local laws, and regulations under those laws, other than those laws and regulations for whose violation any penalty or liability, if imposed or asserted, would not have a Material Adverse Effect.

(c)  The servicing practices of Seller used with respect to the Loans have been customary industry practices in all material respects.

(d)  Except as set forth in this section 5.08, Seller makes no representation or warranty of any kind to Buyer relating to the Loans and Seller shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value, or collectibility of the Loans or any document, instrument, or agreement in the loan file, including documents granting Seller a security interest in any collateral relating to a Loan, (ii) any representation, warranty, or statement made by an obligor or other party in or in connection with any Loan, (iii) the financial condition, credit history, or creditworthiness of any primary or secondary obligor under any Loan or any guarantor or surety or other obligor of any Loan, (iv) the performance by the obligor or compliance with any of the terms or provisions of any of the documents, instruments, and agreements relating to any Loan, (v) inspecting any of the property, books, or records of any obligor, or (vi) any of the warranties set forth in section 3-417 of the UCC, Cal. Comm. Code § 3417.

Section 5.09  No Broker

.  Other than Sandler O'Neill & Partners, L.P. (whose fees and expenses will be paid solely by Seller), no broker or finder, or other party or agent performing similar functions, has been retained by Seller or any of its Affiliates or is entitled to be paid based on any arrangements, agreements, or understandings made by Seller or any of its Affiliates in connection with the Transaction, and no brokerage fee or other commission has been agreed to be paid by Seller or any of its Affiliates on account of such transactions.

Section 5.10  Assumed Deposit Liabilities

.  The Deposit Liabilities are insured by the FDIC to the extent permitted by law, and all premiums and assessments required to be paid in connection with them have been paid when due by Seller.

Section 5.11  No Assessable Improvements

.  No material assessments for public improvements have been made against the Real Property or the Branches which remain unpaid.

Section 5.12  No Adverse Notices

.  Except where the receipt or issuance and service of which would not constitute a Material Adverse Effect:

(a)  no notices or citations of any applicable private restrictions or of the violation of any zoning regulation or other law, rule, regulation, or directive of any Governmental Body having jurisdiction relating to the Real Property or the Branches or any part of the Real Property or the Branches have been received by Seller relating to any matter affecting the Real Property or the Branches; and

(b)  no notices have been issued and served upon Seller or upon the Real Property or the Branches from or by any Governmental Body concerning the making of any required alterations, repairs, or corrections of any condition or act affecting the Real Property or the Branches which remain uncomplied with or unpaid.

Section 5.13  Licenses and Permits

.  Seller has all material licenses, permits, easements, and rights of way, including proof of dedication, building permits, certificates of occupancy, and occupancy permits that are required from any Governmental Body having jurisdiction over the Real Property and the Branches or from private parties as necessary to make use of the Real Property and the Branches, except where the failure to hold such licenses, permits, easements, and rights of way would not result in a Material Adverse Effect.

Section 5.14  No Condemnation

.  There are no condemnation proceedings or other proceedings in the nature of eminent domain with respect to the Real Property or the Branches, except as set forth on Schedule 5.14.

Section 5.15  Regulatory Matters

.

(a)  The execution, delivery, and performance of this Agreement and the other agreements to be entered into in connection with this Agreement by Seller do not and will not require any consent, approval, authorization, or other order of, action by, filing or registration with, or notification to any Governmental Body except as set forth on Schedule 5.15(a) ("Seller Regulatory Approvals").

(b)  There are no pending or, to the Knowledge of Seller, threatened disputes or controversies between Seller and any Governmental Body that would reasonably be expected (i) to prevent or materially delay Seller's performance of its obligations under this Agreement or (ii)  to impair the validity or consummation of this Agreement or the Transaction.

Section 5.16  Limitations on and Disclaimer of Representations and Warranties and Buyer's Release

.  Except as otherwise expressly set forth in this Agreement:

(a)  Seller makes no representations or warranties, express or implied, as to the physical condition of the Fixed Assets, all of which are being sold "AS IS," "WHERE IS," without recourse, and with all faults at the Closing Date.

(b)  Seller makes no representations or warranties, express or implied, of any type or nature with respect to the physical condition of the Branches or Real Property, which are being sold "AS IS," "WHERE IS," without recourse, and with all faults, without any obligation on the part of Seller.  Except as otherwise expressly set forth in this Agreement, by closing this transaction, Buyer hereby releases and agrees to hold harmless Seller and waives any claims that Buyer may now or hereafter have against Seller relating to the physical condition of the Branches or the Real Property from and after the Closing, including with respect to claims under Environmental Laws or with respect to the presence of Hazardous Materials or with respect to claims under the ADA.

(c)  Seller makes no representations or warranties to Buyer as to whether, or the length of time during which, any accounts relating to Deposit Liabilities will be maintained by the owners of such Deposit Liabilities after their assumption by Buyer.

(d)  Except as specifically provided in this Agreement, Seller disclaims any and all and makes no representations or warranties whatsoever with respect to the California Business, Purchased Assets, or Assumed Liabilities, express or implied, including any representations or warranties with respect to fitness for a particular use, merchantability, habitability, title, enforceability, collectibility, documentation, or freedom from Liens (in whole or in part), and disclaims any liability and responsibility for any negligent representation, warranty, statement, or information otherwise made or communicated, by oversight or otherwise (orally or in writing), to Buyer in connection with the Transaction (including any opinion, information, projection, statement, or advice contained in any offering memorandum or information memorandum or which may have been provided to Buyer by any employee, officer, agent, stockholder, or other representative of Seller or its Affiliates in connection with the Transaction).

(e)  Except as specifically provided in this Agreement, Buyer unconditionally and irrevocably waives and releases any and all actual or potential rights Buyer might have against Seller or any Affiliate of Seller regarding any form of warranty, express or implied, or of any kind or type, relating to the Purchased Assets and the Assumed Liabilities.  Such waiver and release is, to the fullest extent permitted by law, absolute, complete, total, and unlimited in every way.  Such waiver and release includes to the fullest extent permitted by law a waiver and release of express warranties (except those specially provided in this Agreement), implied warranties, warranties of fitness for a particular use, warranties of merchantability, warranties of habitability, title, enforceability, collectibility, documentation, or freedom from Liens (in whole or in part), strict liability rights and claims of any kind and type, including claims regarding defects that were not or are not discoverable and all other extant or later created or conceived of strict-liability or strict-liability-type claims or rights.

Article 6.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 6.01  Organization

.  Buyer is a California banking corporation duly organized, validly existing, and in good standing under the laws of the State of California.

Section 6.02  Authority

.  Buyer has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant to this Agreement.  This Agreement and any instruments or other documents executed pursuant to this Agreement and the execution, delivery, and performance of this Agreement and any such instruments or documents have been duly authorized and approved by all necessary corporate action on the part of Buyer including any necessary action on the part of the shareholders of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting creditors' rights generally or the rights of creditors, or the powers of the FDIC as insurer, regulator, conservator, or receiver, of banks the accounts of which are insured by the FDIC, or by the limiting effect of rules of law governing specific performance, equitable relief, and other equitable remedies (whether considered in a proceeding in equity or at law) or the waiver of rights or remedies.

Section 6.03  Non-Contravention

.  The execution and delivery of this Agreement and the instruments and documents executed pursuant to this Agreement by Buyer do not and, subject to the receipt of all Regulatory Approvals, the consummation of the Transaction will not constitute (a) a material breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit, or license of Buyer or to which Buyer is subject which breach, violation, or default would prevent or materially delay Buyer's performance of its obligations under this Agreement in all material respects, or (b) a breach or violation of or a default under the Organizational Documents of Buyer or any material contract or other instrument to which Buyer is a party or by which Buyer is bound, which breach, violation, or default would prevent or materially delay Buyer's performance of its obligations under this Agreement in all material respects.

Section 6.04  Legal Proceedings

.  There are no actions, suits, or proceedings, whether civil, criminal, or administrative, pending as of the date of this Agreement or, to the knowledge of Buyer, threatened as of the date of this Agreement against or affecting Buyer which would reasonably be expected to prevent or materially delay Buyer from being able to perform its material obligations under this Agreement in all material respects.

Section 6.05  Consents and Other Regulatory Matters

.

(a)  The execution, delivery, and performance of this Agreement and the other agreements to be entered into in connection with this Agreement by Buyer do not and will not require any consent, approval, authorization, or other order of, action by, filing or registration with, or notification to (i) any Governmental Body except as set forth on Schedule 6.05(a) ("Buyer Regulatory Approvals") or (ii) any other party.

(b)  Buyer is not subject to any enforcement agreement with any Governmental Body.  There are no pending or, to the knowledge of Buyer, threatened disputes or controversies between Buyer and any Governmental Body that would reasonably be expected (i) to prevent or materially delay Buyer's performance of its obligations under this Agreement or (ii) to impair the validity or consummation of this Agreement or the Transaction.  Neither Buyer nor any of its Affiliates have received any indication from any Governmental Body that such Governmental Body would oppose or refuse to grant or issue its consent or approval, if required, with respect to the Transaction.  Buyer can satisfy all capital and other regulatory requirements necessary to obtain all Buyer Regulatory Approvals.

(c)  As of the date of this Agreement, without giving effect to the Transaction, and following consummation of the Transaction, Buyer:  (i) is and will be "well capitalized," as defined in the FDI Act; and (ii) meets and will meet all capital requirements, standards, and ratios required by each state or federal bank regulator with jurisdiction over Buyer, including any such higher requirement, standard, or ratio as applies to institutions engaging in the acquisition of insured institution deposits, assets, or branches, and assuming consummation of the Transaction, no such regulator is likely to, or has indicated that it will, condition any of the Buyer Regulatory Approvals upon an increase in Buyer's or an Affiliate's capital or compliance with any capital requirement, standard, or ratio in excess of that which Buyer currently satisfies and following consummation of the Transaction will satisfy.

(d)  Each of Buyer and its depository institution Affiliates was rated "Satisfactory" or "Outstanding" following its most recent CRA examination by the Governmental Body responsible for the supervision of its banking operations.

(e)  Buyer has received no notice of and has no knowledge of any planned or threatened objection by any community group to the Transaction.

(f)  To the knowledge of Buyer, it will not be required to divest any of the Purchased Assets or Assumed Liabilities or any other asset or liability as a condition to the receipt of any of the Buyer Regulatory Approvals.

Section 6.06  Financing Available

.  Buyer has available sufficient cash or other liquid assets that may be used to fund the Purchase Price and to support the acquisition of the California Business and to perform Buyer's other obligations under this Agreement and under any of the other documents executed in connection with this Agreement, and Buyer's ability to purchase the Purchased Assets and to assume the Assumed Liabilities and to perform Buyer's other obligations under this Agreement is not contingent on raising any equity capital, or any other form of capital or capital equivalent, obtaining specific financing of such capital or capital equivalent, obtaining the consent of any lender, or any other matter.

Section 6.07  WARN Act

.  Buyer is not planning or contemplating, and has not made or taken, any decisions or actions concerning the California Branch Employees that would require the service of notice under the WARN Act.

Section 6.08  No Broker

.  No broker or finder, or other party or agent performing similar functions, has been retained by Buyer or any of its Affiliates or is entitled to be paid based on any arrangements, agreements, or understandings made by Buyer or any of its Affiliates in connection with the Transaction, and no brokerage fee or other commission has been agreed to be paid by Buyer or any of its Affiliates on account of the Transaction, other than Keefe Bruyette & Woods, Inc. who has acted as a financial and investment advisor (whose fees and expenses will be paid solely by Buyer).

Section 6.09  Conversion

.  Buyer has received assurances from its data processing providers that conversion of the account information as contemplated by article 12 can be accomplished on the weekend that begins on November 2, 2007 in the event the Closing shall occur on November 2, 2007.

Article 7.

COVENANTS OF SELLER

Seller covenants and agrees with Buyer as follows:

Section 7.01  Conduct of Business

.

(a)  From the date of this Agreement through the Closing Date, subject to paragraph (e) of this section 7.01, Seller shall (i) conduct the California Business in the Ordinary Course of Business, (ii) use commercially reasonable efforts to maintain and preserve intact its relationships generally with its California Branch Employees and Customers, and (iii) take no action that would adversely affect or delay the ability of either Party to obtain the Buyer Regulatory Approvals or the Seller Regulatory Approvals or to perform its covenants and agreements under this Agreement; provided, however, that Seller shall be under no obligation to advertise or promote new or substantially new customer services in the market area of, or for the benefit of, the California Business.

(b)  Subject to paragraph (e) of this section 7.01, from the date of this Agreement through the Closing Date Seller shall not:

(i)  Sell, lease, or transfer, or agree to sell, lease, or transfer any Purchased Assets except for Purchased Assets sold, leased, or transferred in the Ordinary Course of Business;

(ii)  Solicit, encourage, or induce a Customer to transfer before the Closing Date such Customer's business such that it will not constitute part of the California Business;

(iii)  Except in accordance with Seller's normal compensation practices (which include bonuses payable in the Ordinary Course of Business) or pursuant to a Special Deposit Plan, or as otherwise required by law, make or grant (A) any increase in the compensation payable or to become payable greater than 4.5 percent of base salary, to any California Branch Employee, or (B) any increase in any contribution or payment under any of Seller's Employee Benefit Plans or employee benefit arrangements;

(iv)  Other than in the Ordinary Course of Business, amend the terms of any Loan to reduce the interest rate applicable to such Loan to a rate that is below the market rate of interest for similar loans with the same credit quality that are originated by Seller for its own portfolio at the time of such amendment; or

(v)  Other than in the Ordinary Course of Business, offer deposit accounts at the California Business at interest rates or on other terms that do not accord with historical deposit pricing policies and procedures of Seller.

(c)  From the date of this Agreement through the Closing Date, Seller will provide to Buyer (i) credit memoranda with respect to all new loan approvals at the California Business in the amount of $250,000 or more, (ii) a monthly loan-portfolio report for the California Business, in a format readily producible from Seller's records, which shall include loan information as to their type, collateral type, risk rating, past-due status, criticisms, classifications, and similar information ordinarily maintained by Seller with respect to the Loans, and (iii) a monthly deposit report for the California Business, in a format readily producible from Seller's records, which shall include deposit information ordinarily maintained by Seller with respect to the Deposit Liabilities.

(d)  Following the end of each calendar quarter between the date of this Agreement and the Closing Date, Seller will provide to Buyer industry-standard information, in a format readily producible from Seller's records, as to the month-end assets and liabilities and monthly income and expenses associated with the California Business for each of the three months included within such calendar quarter.

(e)  Anything in this Agreement to the contrary notwithstanding, (i) any dividend or dividends or other capital distribution or distributions declared or paid by Seller in the form of cash or other property (other than Loans), or any substantially similar transaction, between May 1, 2007 and the day before the Closing Date (inclusive) shall not violate any covenant of Seller under this Agreement, and (ii) any repurchase by Seller of participation interests in Loans sold by Seller to any Affiliate of Seller shall not violate any covenant of Seller under this Agreement.

Section 7.02  Buyer Regulatory Approvals

.  Seller shall use its commercially reasonable efforts to assist Buyer in obtaining the Buyer Regulatory Approvals.  Seller shall provide Buyer or the appropriate Governmental Bodies with all information reasonably required to be submitted by Seller in connection with the Buyer Regulatory Approvals.

Section 7.03  Branch Consents

.

(a)  Seller shall use its commercially reasonable efforts (which shall not require Seller or any of its Affiliates to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to cause every landlord of a Branch Lease the consent of which is required under the terms of the applicable Branch Lease to the assignment of such Branch Lease to Buyer to execute in favor of Buyer a Landlord Consent.

(b)  If, despite Seller's commercially reasonable efforts, a Landlord Consent to assignment of a Branch Lease cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase, Seller shall, if permitted without the consent of the Landlord under the Branch Lease, sublease the Branch to Buyer pursuant to a sublease agreement which shall be for the remainder of the existing term of the Branch Lease, and which shall provide for Buyer to perform all of the obligations of Seller under such Branch Lease and which shall contain the same rent and, insofar as possible, the same other terms and conditions as the applicable Branch Lease (a "Sublease Agreement").

(c)  Notwithstanding anything to the contrary contained in this Agreement, Seller's failure to deliver a Landlord Consent from a landlord under a Branch Lease, after using reasonable efforts to obtain the same, or a Sublease Agreement, shall not entitle Buyer to terminate this Agreement, and Buyer shall remain obligated to perform all of its obligations under this Agreement with respect to the applicable Branch, including the assumption of the Deposit Liabilities relating to the Branch and the payment of the full Purchase Price without any reduction or adjustment, but excluding only its obligation to assume such Branch Lease.

(d)  If Seller shall be unable to deliver a Landlord Consent with respect to a Branch Lease or a Sublease Agreement, Seller shall (i) so notify Buyer no later than thirty Business Days prior to the Closing Date and (ii) make available to Buyer space at such Branch necessary for the operations of the applicable Branch pursuant to a use and occupancy agreement (providing for Buyer to reimburse Seller for all rent or other expenses under the Branch Lease), which agreement Buyer and Seller shall execute at the Closing.

(e)  If Seller shall be unable to deliver a Landlord Consent or a Sublease Agreement with respect to a Branch Lease and as a result of Seller's failure to deliver a Landlord Consent or a Sublease Agreement Buyer shall not be permitted to occupy such Branch pursuant to a use and occupancy agreement for the remainder of the term under such Branch Lease as in effect as of the Closing Date, then Seller shall use its commercially reasonable efforts to assist Buyer in obtaining comparable space reasonably satisfactory to Buyer in reasonable proximity to such Branch location.

(f)  Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset, contract, Deposit Liability, or other Assumed Liability, or any claim or right or any benefit arising under or resulting from the Purchased Assets, contracts, Deposit Liabilities, and Assumed Liabilities if an attempted assignment of such claim, right, or benefit, without the consent of a third party to this Agreement, would constitute a breach of any agreement with such third party or in any way affect the rights of Seller under such agreement or be contrary to applicable law.  If any such consent or approval is not obtained, Seller will use its commercially reasonable efforts (which shall not require Seller or its Affiliates to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to secure an arrangement reasonably satisfactory to Buyer insuring that Buyer will receive the benefits under the agreement for which such consent is being sought following its assignment and assumption by Buyer; provided, however, that Seller shall have no obligation to obtain such consent or approval or to provide such an alternative arrangement other than the undertaking to use commercially reasonable efforts to obtain the same as set forth in this section 7.03, and Buyer shall remain obligated to close the Transaction, subject to the other provisions of this Agreement, and shall have no remedy for Seller's failure to obtain any such consent or approval or to provide any such alternative arrangement.

Section 7.04  Regulatory Approvals and Standards

.  Seller will promptly file all necessary applications of Seller to obtain the Seller Regulatory Approvals.  Seller shall supply to Buyer, at least three Business Days prior to filing, copies of all proposed regulatory applications and filings (other than the confidential portions of such applications and filings) and will use commercially reasonable efforts to reflect any material comments of Buyer in such filings.  Seller shall notify Buyer promptly (and in no event later than twenty-four hours following notice) of any significant development with respect to any application or notice filed by Seller with any Governmental Body in connection with the Transaction.

Section 7.05  Conduct of Affairs

.  Seller will conduct its affairs so that on the Closing Date none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in this Agreement will remain unfulfilled by reason of its actions or omissions.

Section 7.06  Nonsolicitation

.  For a period of two years following the Closing Date, neither Seller nor any Affiliate of Seller, including Zions Bancorporation and the Affiliates of Zions Bancorporation, shall use any list of Customers as a means to offer the same or similar products and services of the California Business as was provided to such Customer at the California Business immediately prior to the Closing Date to any Customer whose Loan or Deposit Liability was transferred to Buyer at the Closing.  Notwithstanding the foregoing sentence, Seller and its Affiliates shall be permitted to (a) engage in advertising, solicitations, or marketing campaigns, programs, or other efforts not primarily directed to or targeted at such Customers, including such campaigns, programs, or efforts in connection with lending, deposit, safe deposit, trust, or other financial services relationships with the public (including the Customers generally), (b) offer products and services to Customers who as of the date of this Agreement have existing accounts at branches or other offices of Seller or its Affiliates other than the Branches pursuant to solicitations and other communications that arise from the status of such Customers as customers at such other branches or offices of Seller or its Affiliates, (c) engage in other lending, deposit, safe deposit, trust, or other financial services relationships, (d) respond to unsolicited inquiries, and (e) provide notices or communications relating to the Transaction in accordance with the provisions of this Agreement.

Article 8.

COVENANTS OF BUYER

Buyer covenants and agrees with Seller as follows:

Section 8.01  Regulatory Approvals and Standards

.

(a)  Buyer will use its best efforts to obtain as expeditiously as possible the Buyer Regulatory Approvals.  Buyer will promptly file all necessary applications of Buyer to obtain the Buyer Regulatory Approvals and thereafter will use its best efforts to have such applications accepted and be deemed complete as expeditiously as possible.  Concurrently with such filings, Buyer shall cause to be published such public notices as are required by law in connection with such filings.  Buyer shall promptly respond to all inquiries or requests made by Governmental Bodies relating to the Buyer Regulatory Approvals.  Buyer will supply to Seller, at least three Business Days prior to filing, copies of all proposed regulatory applications and filings (other than the confidential portions of such applications and filings) and will use reasonable efforts to reflect any material comments of Seller in such filings.  As of the Closing Date, Buyer will satisfy any and all of the standards and requirements reasonably within its control imposed as a condition to obtaining or necessary to comply with the Buyer Regulatory Approvals.  Buyer shall pay any fees charged by any Governmental Bodies to which it must apply to obtain any of the Buyer Regulatory Approvals.  Buyer shall take no action that would adversely affect or delay the ability of Seller to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement.  Buyer shall notify Seller promptly (and in no event later than twenty-four hours following notice) of any significant development with respect to any application or notice filed by Buyer with any Governmental Body in connection with the Transaction.

(b)  Buyer shall use commercially reasonable efforts to assist Seller in obtaining any Seller Regulatory Approvals.  Buyer shall provide Seller or appropriate Governmental Bodies with all information reasonably required to be submitted by Buyer in connection with the Seller Regulatory Approvals.

(c)  From the date of this Agreement through the Closing Date, Buyer shall (i) remain "well capitalized," as defined in the FDI Act, (ii) meet all capital requirements, standards, and ratios required by each state or federal bank regulator with jurisdiction over Buyer, including any such higher requirement, standard, or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets, or branches, and (iii) maintain its CRA ratings at no less than "Satisfactory."

(d)  Buyer hereby confirms that after the Closing Date it is Buyer's intention to conduct a banking business at each of the Branches, except that it expects that the Transaction may result in the closing, consolidation, or relocation of certain Branches.  Buyer agrees that it shall be solely responsible for complying with any required branch closing or other notices to regulators and customers in the event Buyer should at any time determine to close, consolidate, or relocate any of the Branches or to close, consolidate, or relocate any branch of Buyer in connection with or relating to the Transaction.

Section 8.02  Consents

.  Buyer shall provide such financial and other information as shall be reasonably requested by landlords under the Branch Leases  and in connection with obtaining landlords' consents to their assignment.  Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that the form of Landlord Consent with respect to a Branch Lease and in connection with the Lease Assignments may be modified at the request of a landlord to incorporate any and all conditions, terms, and agreements such landlord may require with respect to such landlord's required consent to the assignment of such Branch Lease to Buyer, unless such conditions, terms, and agreements constitute a material or monetary modification or alteration of the terms, covenants, and conditions of such Branch Lease or to Seller's lease of those premises that will be subleased to Buyer pursuant to the Lease Assignments, or otherwise impose any material burden on Seller or Buyer not otherwise contemplated by such Branch Lease or by the Lease Assignments.

Section 8.03  Solicitation of Accounts

.  Prior to the Closing Date, neither Buyer nor any of its Affiliates shall solicit Customers through advertising specifically referencing or specifically targeted to such Customers for the purpose of (a) inducing such Customers to close Deposit Liability accounts prior to the Closing Date and open deposit accounts directly with Buyer or any of its Affiliates, or (b) causing the transfer on or prior to the Closing Date of all or a portion of an existing Deposit Liability from Seller.  Notwithstanding the foregoing sentence, Buyer and its Affiliates shall be permitted to (i) engage in advertising, solicitations, or marketing campaigns not primarily directed to or targeted at such Customers, (ii) engage in lending, deposit, safe deposit, trust, or other financial services relationships existing as of May 2, 2007 with such Customers through branch offices of Buyer, and (iii) provide notices or communications relating to the Transaction in accordance with the provisions of this Agreement.

Section 8.04  Nonsolicitation of Seller's Employees

.  In consideration of, among other things, the willingness of Seller to provide Buyer with the opportunity to interview and hire the California Branch Employees, Buyer and its Affiliates, including Zions Bancorporation and the Affiliates of Zions Bancorporation, agree that, except in accordance with this section 8.04, for a period beginning on the date of this Agreement and ending one year following the Closing Date, they shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Seller, or otherwise interfere with Seller's employment relationship with any employee or officer of Seller or any of its Affiliates who is not employed by Buyer pursuant to section 8.07; provided, however, that this section 8.04 shall not apply (i) if any such employee has been terminated by Seller or any of its Affiliates for any reason, or (ii) if such employee is hired by Buyer or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Seller.

Section 8.05  Conduct of Affairs

.  Buyer will conduct its affairs so that on the Closing Date none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in this Agreement will remain unfulfilled by reason of its actions or omissions.

Section 8.06  Recording of Instruments of Assignment

.

(a)  Buyer shall promptly record each deed relating to the Real Property transferred to Buyer at the Closing in the county in which the applicable item of Real Property is located.

(b)  No later than three months following the Closing, Buyer shall have recorded all other instruments required, necessary, or desirable to evidence the acquisition, assignment, and assumption of the Purchased Assets and the Assumed Liabilities transferred to Buyer at the Closing, including all assignments of mortgage, financing statements, and security agreements relating to the Loans transferred to Buyer at the Closing.

Section 8.07  Employees

.

(a)  Each Transferred Employee shall be offered employment subject to the following terms and conditions:

(i)  Salary or base wages shall be no less than the base salary or base wage paid by Seller to such employee as of the close of business on the Closing Date until such time that Buyer's compensation policies would entitle such employee to an increased salary or base wage.

(ii)  Vacation accrual rate shall be equivalent to vacation accrual rate provided by Seller to such employee as of the close of business on the Closing Date, until such time that Buyer's vacation policy would entitle such Transferred Employee to an increased vacation accrual rate.  Any vacation balances to which a Transferred Employee is entitled as of the Closing Date shall be paid to the Transferred Employee by Seller promptly following the conclusion of the pay period within which the Closing Date falls.

(iii)  As a pre-condition to employment with Buyer, each such employee will be required to pass the same background check as is required generally of new employees of Buyer.

(iv)  Buyer shall provide each Transferred Employee with the following:

(A)  Each Transferred Employee will be immediately eligible to participate in Buyer's 40l(k) plan, based on such plan's eligibility criteria as of the close of business on the Closing Date.  However, Transferred Employees will not be able to meet the eligibility requirements for an ESOP contribution based upon the ESOP plan criteria in 2007.  Buyer shall credit each Transferred Employee with the period of years of service with Seller, its Affiliates and predecessors in determining eligibility to participate, vesting, and level of matching contributions in such plan or plans.

(B)  Each Transferred Employee will receive credit for years of service with Seller, its Affiliates, and predecessors for purposes of calculation of benefits and waiting period eligibility in Buyer's other miscellaneous benefits programs, including vacation, severance, leaves of absence, education assistance, sick leave, long-term disability plans, and other similar benefits.

(C)  On the Closing Date each Transferred Employee will become immediately eligible to participate in Buyer's health and welfare plans, including dental, life insurance, and long-term disability plans, as such plans may exist, on the same basis as other similarly-situated employees of Buyer.  Buyer shall waive any pre-existing condition limitations with respect to such Transferred Employee and his or her dependents.  Buyer shall cause each Transferred Employee to be eligible as of the Closing Date for at least the amount of insurance coverage that he or she maintained under Seller's plans, without requiring such Transferred Employee to provide any evidence of insurability, except in the case of voluntary supplemental insurance.

(D)  To the extent that Buyer provides any Transferred Employee with benefit or other plans and such plans accept cash roll-overs, Buyer shall allow such Transferred Employee to roll over into such plans any cash distributions or contributions received from Seller, its Affiliates, or their respective plans and will allow new loans from Buyer's 401(k) plan pursuant to the criteria of such plan of Buyer.

(b)  Buyer shall be responsible for all obligations (including obligations to provide notices) or liabilities, if any, that may arise in connection with any California Branch Employee under the WARN Act, if applicable.  Buyer shall indemnify and hold Seller harmless for any Damages in connection with actual or alleged WARN Act obligations or liabilities of Seller that are triggered by any mass layoff, plant closing, or other employment action taken by Buyer or Seller with respect to California Branch Employees between the Closing Date and ninety days following the Closing Date.

(c)  Except as may be required by any federal or state law, Seller shall be responsible for providing COBRA health continuation coverage under Code section 4980B and part 6 of title I of ERISA to any California Branch Employees who terminate their employment with Seller on or prior to the Closing Date.

Section 8.08  Interviews

.  Buyer shall be solely responsible for any activity in connection with interviewing or hiring any of the California Branch Employees.  Buyer indemnifies and holds Seller harmless from and against any claim, liability, losses, costs, or expenses, including reasonable attorneys' fees, resulting or arising from Buyer's acts or omissions in connection with such interviewing or hiring activities, including any claims arising out of Buyer's failure to hire, or Seller's provision of information concerning California Branch Employees to Buyer.  Buyer shall reimburse the California Branch Employees for transportation costs to and from the location where Buyer shall interview such employees and shall compensate non-exempt California Branch Employees (if applicable) or reimburse Seller at the non-exempt California Branch Employees' respective applicable standard or overtime rates, for the time spent in such interviews.

Section 8.09  Other Transactions

.  Except for transactions already pending on the date of this Agreement, between the date of this Agreement and the Closing Date neither Buyer nor any of its Affiliates will undertake or agree to undertake any material acquisition of the business, assets (except loan portfolios and other assets acquired in the Ordinary Course of Business), or equity interests of any Person, directly or indirectly, whether by merger, consolidation, combination, subscription, purchase, or otherwise which might prevent the Closing or delay it past November 2, 2007.

Article 9.

ACCESS; EMPLOYEE AND CUSTOMER COMMUNICATIONS

Section 9.01  Access by Buyer

.

(a)  Upon execution of this Agreement and until the Closing Date, Seller shall provide Buyer and its representatives, accountants, and counsel reasonable access during normal business hours and upon one Business Day's notice to Seller to the Branches, California Branch Employees, depository records, Loan files, books and records, and all other documents and other information relating to the California Business, the Purchased Assets, the Assumed Liabilities, and the Employees as Buyer may reasonably request; provided, however, that a representative of Seller shall be permitted to be present at all times, and provided further that with respect to information concerning California Branch Employees, Seller's sole obligation shall be to provide Buyer (prior to the Closing ) with information concerning the name, position, date of hire, and salary of the California Branch Employees and (at the Closing) with copies of personnel files and other individualized employee files and documents, which copies shall be the property of Buyer.  Notwithstanding the foregoing, in no event shall Seller be required to provide (i) any information that is not available from Persons who are not Affiliates of Seller on commercially reasonable terms that Seller, in its sole discretion, deems proprietary, including Seller's "credit scoring" system or staffing models, (ii) any information that is protected by the attorney-client privilege, or (iii) its or any of its Affiliates' tax returns.

(b)  At a mutually agreed-upon time after the execution of this Agreement, Buyer will be permitted access to the Branches to evaluate communications and equipment requirements of the California Business and, at appropriate times, will be permitted to install equipment, data circuits, and other necessary and essential communications devices needed to convert the California Business into Buyer's operating platforms, provided that in taking these actions Buyer shall take commercially reasonable steps to insure that Buyer does not interfere with normal business activities and operations of the California Business.

(c)  To the extent commercially reasonable, Seller will cooperate with Buyer in introducing Buyer to those vendors of Seller whose services may be useful to Buyer in effectuating the transition of the California Business from Seller to Buyer or in providing services to Customers after the Closing Date.

Section 9.02  Communications to Employees; Training

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(a)  Seller and Buyer shall mutually agree as to the scope and content of all communications to the California Branch Employees.  Except as specifically provided in this section 9.02, in no event shall Buyer contact any California Branch Employee without the prior consent of Seller, which will not be unreasonably withheld.

(b)  At mutually agreed upon times following the date of this Agreement, Buyer shall be permitted to meet with the California Branch Employees, to discuss employment opportunities with Buyer; provided, however, that representatives of Seller shall be permitted to attend any such meeting.  From and after the Final Approval Date, Buyer shall also be permitted to conduct training sessions at such times as Seller may agree, with the California Branch Employees, and may, with Seller's consent, conduct such training seminars at the Branches; provided, however, that Buyer will in good faith attempt to schedule such training sessions in a manner that does not unreasonably interfere with Seller's normal business operations.  Buyer shall reimburse the California Branch Employees for transportation costs to and from the locations where Buyer shall train such employees and compensate the non-exempt California Branch Employees, or reimburse Seller at the non-exempt California Branch Employees' respective applicable standard or overtime rates, for the time spent in such training.

Section 9.03  Communications with Customers

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(a)  Following the Closing, Buyer shall be entitled to send statements to the Customers whose Loans or Deposit Liabilities have been purchased or assumed by Buyer at the Closing announcing the Transaction (such statements being in this Agreement called "Customer Notices").  The form and content of any Customer Notice shall be at the sole discretion of Buyer, and the cost of printing and mailing the Customer Notices shall be borne solely by Buyer.  On or after the Closing Date, Buyer shall also be entitled to provide solely at its own expense such other notices or communications to Customers relating to the Transaction as may be required by law.

(b)  Except as specifically provided in this Agreement, in no event will Buyer or its Affiliates contact any Customers prior to the Closing Date without the prior written consent of Seller which may be granted or withheld in its sole discretion; provided, however, that Buyer may contact Customers in connection with (i) advertising, solicitations, or marketing campaigns not primarily directed to or targeted at Customers, (ii) lending, deposit, safe deposit, trust, or other financial services relationships of Buyer and its Affiliates with Customers through branch offices of Buyer and its Affiliates existing as of May 1, 2007, (iii) unsolicited inquiries by Customers to Buyer and its Affiliates with respect to banking or other financial services provided by Buyer and its Affiliates, and (iv) notices or communications relating to the Transaction in accordance with the provisions of this Agreement; provided, however, that in the case of each such notice or communication, including the notices and communications contemplated by section 10.02, section 10.05, section 10.06, section 10.11, and section 10.14, Buyer shall furnish to Seller a copy of the proposed form of such notice or communication at least five Business Days in advance of the proposed date of first mailing, posting, or other dissemination to customers, and Buyer shall not unreasonably refuse to amend such notice or communication to incorporate any changes that Seller proposes.

Article 10.

TRANSITIONAL MATTERS

Section 10.01  Payment of Deposit Liabilities

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(a)  After the Closing Date, Buyer shall (i) pay all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and other withdrawal orders presented to Buyer by Deposit Liability account customers whose Deposit Liabilities Buyer has assumed pursuant to the terms of this Agreement, whether drawn on checks, negotiable orders of withdrawal, drafts, or other withdrawal order forms provided by Seller or by Buyer, and (ii) in all other respects discharge, in the Ordinary Course of Business, all of the duties and obligations of Seller with respect to the balances due and owing to the Customers who have Deposit Liability accounts whose Deposit Liabilities Buyer has assumed pursuant to the terms of this Agreement.  If any Customer who has a Deposit Liability account that Buyer has assumed draws checks, drafts, or negotiable orders of withdrawal against the Deposit Liabilities which are presented or delivered to Seller not later than ninety days after the assumption of such Deposit Liability by Buyer, Seller shall use its commercially reasonable efforts to batch all such checks, drafts, negotiable orders of withdrawal, or other withdrawal order forms and to deliver the same to Buyer at Buyer's sole expense, with same-day notification to Buyer for ones in the amount of $1,000 or more.  Buyer acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, negotiable orders of withdrawal, or other withdrawal orders shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement.  Seller shall not be deemed to have made any representations or warranties to Buyer with respect to any such checks, drafts, negotiable orders of withdrawal, or other withdrawal orders, and any such representations or warranties implied by law are hereby disclaimed and are the responsibility of Buyer.

(b)  It is Seller's intent that after the Closing Date, all Deposit Liability transactions will be referred to Buyer; provided, however, that if after the Closing Date Seller honors and pays any check, draft, negotiable order of withdrawal, or other withdrawal order with respect to any of the Deposit Liabilities that Buyer has assumed pursuant to the terms of this Agreement which are presented to Seller for payment, Buyer shall upon demand by Seller reimburse Seller for such payment.  Any payment made under this section 10.01(b) shall be made within three Business Days after demand by Seller, by wire transfer of immediately available funds to an account designated by Seller.

Section 10.02  Notices to Depositors; Delivery of Buyer's Check Forms

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(a)  Not later than thirty days prior to the Closing Date (unless earlier required by law, regulation, or regulatory policy), (i) Seller will notify the holders of Deposit Liabilities that, subject to the Closing, Buyer will be assuming liability for such Deposit Liabilities; (ii) each of Seller and Buyer shall provide, or join in providing where appropriate, all notices to holders of Deposit Liability accounts that Seller or Buyer, as applicable, is required to give by any Governmental Body or the terms of any agreement between Seller and any such holder of a Deposit Liability account in connection with the Transaction; and (iii) following or concurrently with the notice referred to in subsection (i) of this section 10.02(a), Buyer may communicate and deliver information, brochures, bulletins, and other communications to depositors of the California Business concerning the Transaction and concerning the business and operations of Buyer.

(b)  Not later than five Business Days prior to the Closing Date, Buyer shall, at its sole cost and expense, notify all Customers who have a Deposit Liability account, by letter, in a form reasonably acceptable to Seller, of Buyer's assumption of the Deposit Liabilities (which shall include an appropriate notification to those Deposit Liability account Customers whose accounts are then covered by any type of overdraft protection offered by Seller, including Advance Lines).

Section 10.03  Returned Items

.  If Seller's bank account is charged for a Returned Item, Seller shall forward such Returned Item to Buyer, with same-day notification to Buyer.  If upon Buyer's receipt of such Returned Item there are funds in the Deposit Liability account to which such Returned Item was credited or any other Deposit Liability account transferred at the Closing standing in the name of the party liable for such Returned Item, Buyer will debit any or all of such Deposit Liability accounts in an amount equal in the aggregate to the Returned Item, to the extent of any balance in such Deposit Liability account, and shall repay that amount to Seller.  If there are not sufficient funds in the Deposit Liability accounts because of Seller's failure to honor holds placed on such Deposit Liability accounts, Buyer shall forward such Returned Item to Seller and Seller shall take responsibility for collection of the unpaid amount, and Buyer shall not be liable to Seller for the amount of the Returned Item.  If there are not sufficient funds in the Deposit Liability accounts other than because of Seller's failure to honor holds placed on such Deposit Liability accounts, Buyer shall repay the amount of the Returned Item to Seller.  Any items that were credited for deposit to or cashed against a Deposit Liability account on or prior to the Closing Date and are returned unpaid more than sixty days after the Closing Date will be the responsibility of the Buyer, except that for a period of eighteen months after the Closing Date checks drawn on the United States Treasury, checks issued by state governments and municipalities, and cashier's checks will be the responsibility of Seller.

Section 10.04  Default on Loan Payments to Seller

.  If the balance due on any Loan has been reduced by Seller as a result of a payment by check or draft received prior to the Closing Date, which Item is returned to Seller after the Closing Date, the Loan Value of such Loan shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by Buyer to Seller within three Business Days after demand by Seller by wire transfer of immediately available funds to an account designated by Seller.

Section 10.05  Notices to Obligors on Loans

.  Buyer shall, no later than fifteen days prior to the Closing Date, prepare and transmit, at Buyer's sole cost and expense, to each obligor on each Loan, a notice in a form satisfying all legal requirements and reasonably acceptable to Seller to the effect that the Loan will be transferred to Buyer and directing that payments be made after the Closing Date to Buyer at any address of Buyer specified by Buyer, with Buyer's name as payee on any checks or other instruments used to make such payments, and, with respect to all such Loans on which payment notices have been issued, issue new notices reflecting the name and address of Buyer as the person to whom and the place at which payments are to be made or provide alternative loan billing statements.  To the extent that Buyer's notice pursuant to the prior sentence shall be legally insufficient, Seller agrees, at Buyer's sole expense, to provide all Loan obligors with all required notices of the assignment and transfer of the Loans.

Section 10.06  New ATM/Debit Cards

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(a)  Buyer shall furnish ATM/Debit cards to Customers who have Deposit Liability accounts to replace Seller's ATM/Debit cards and notify affected Customers to destroy Seller's ATM/Debit cards.  Buyer shall also notify such Customers of Buyer's withdrawal limits.

(b)  In instances where a Deposit Liability Customer made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Regulation E of the Board of Governors of the Federal Reserve System, and Seller prior to the Closing recredited the disputed amount to the relevant account during the conduct of the error investigation, Buyer agrees to comply with any reasonable written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the account.

Section 10.07  Deactivation of ATMs and ATM/Debit Cards

.  Not later than 6:00 p.m. on the Closing Date, Seller shall deactivate all ATM/Debit cards issued with respect to all Deposit Liability accounts assumed by Buyer on the Closing Date and shall electronically block access of those cards to the Deposit Liability accounts, and shall deactivate the ATMs.

Section 10.08  Direct Deposits

.  Seller will use commercially reasonable efforts to transfer to Buyer on the Closing Date all of those ACH and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to Deposit Liabilities.  In the case of ACH and FedWire direct deposits to accounts containing Deposit Liabilities, on the ACH/FedWire Direct Deposit Cut-Off Date Buyer will provide ACH and FedWire originators of such direct deposits with account numbers relating to the Deposit Liabilities, and each Business Day from the Business Day following the Closing through the ACH/FedWire Direct Deposit Cut-Off Date, Seller shall transfer to Buyer all received ACH and FedWire direct deposits via cash letter processing.  Such transfers shall contain direct deposits effective for that Business Day only.  After the ACH/FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked "Account Closed."  Seller shall not be liable for any overdrafts that may thereby be created.  Buyer and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will not longer be obligated to accept new direct deposit arrangements related to the California Business.

Section 10.09  Direct Debits

.  No later than thirty days prior to the Closing Date, Buyer will send appropriate notices to all Customers having accounts containing Deposit Liabilities the terms of which provide for direct debit of such accounts by third parties, instructing such Customers concerning the transfer of customer direct debit authorizations from Seller to Buyer.  Each Business Day for a period of ninety days following the Closing, Seller shall transfer to Buyer all received direct debits on accounts containing Deposit Liabilities via cash letter processing.  Such transfers shall contain direct debits effective for that Business Day only.  Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked "Account Closed."  Buyer and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the California Business.

Section 10.10  Signage

.  During the ten-day period immediately preceding the Closing Date, Seller shall cooperate with any commercially reasonable request of Buyer directed to accomplishing the installation of signage of Buyer's choosing at the Branches; provided, however, that all such installations shall be at the sole cost and expense of Buyer, that such installation shall be performed in such a manner that does not significantly interfere with the normal business activities and operations of the California Business, that such signage complies with the applicable Branch Lease and all applicable zoning and permitting laws and regulations, that such signage has, if necessary, received the prior approval of the owner or landlord of the Real Property, and that all such installed signage shall be covered in such a way as to be unreadable at all times prior to the Closing Date.  Immediately following the Closing, Seller shall, at its sole cost and expense, cover all of its signage in such a way as to be unreadable after the Closing and shall commence activities directed to accomplishing the removal of all of Seller's existing signage and will diligently pursue such activities in good faith so that such removal may be effected as promptly as practicable following the Closing, provided that in taking these actions Seller shall take commercially reasonable steps to insure that Seller does not interfere with normal business activities and operations of the California Business.

Section 10.11  Letters of Credit

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(a)  It is the intention of the Parties that Buyer assume all risks and obligations arising or accruing after the close of business on the Closing Date with respect to the Letters of Credit relating to Loans transferred on the Closing Date.  Accordingly, the Parties agree to cooperate and use their commercially reasonable efforts to obtain prior to the Closing Date on which the related Loan is purchased by Buyer pursuant to the terms of this Agreement the consent of the beneficiary (if necessary) to the assumption of (and the resulting release of Seller from) the Letters of Credit and/or to issue replacement letters of credit for those Letters of Credit that are standby Letters of Credit.

(b)  Until such time as there are no Letters of Credit, Seller hereby grants to Buyer, and Buyer hereby agrees and commits to acquire, as of the Closing Date, from Seller a participation in the Letters of Credit relating to Loans transferred on the Closing Date equal to 100 percent of the amount of such Letters of Credit.

(c)  Seller agrees that, with respect to each request by a beneficiary for a draw under or payment of a Letter of Credit (a "Request"), it will (i) promptly provide, by facsimile sent to Buyer, copies of documents submitted to support any Request; (ii) wait twenty-four hours, or such shorter time period as may be required under such Letter of Credit, after sending the facsimile before acting on a Request; (iii) provide notice to Buyer of the action taken on the Request and the amount of the Letter of Credit Disbursement that may become due pursuant to paragraph (d) of this section 10.11; and (iv) after honoring a Request, send the documents submitted by the beneficiary in support of a Request as directed by Buyer.

(d)  In the event Seller notifies Buyer that a Letter of Credit Disbursement has been made, then Buyer agrees to pay to Seller on the day so notified by Seller, an amount equal to the Letter of Credit Disbursement; provided, however, if such notice was not given by Seller to Buyer prior to 2:00 p.m. on such day, then such amount shall be paid by Buyer not later than 10:00 a.m. on the next Business Day.  Buyer agrees to pay Seller any amounts due under this section 10.11(d) by wire transfer of immediately available funds to an account previously designated by Seller.  Seller will indemnify Buyer for any actions it took prior to the Closing Date with respect to Letter of Credit transactions which were not properly authorized according to the terms of the applicable Letter of Credit.

(e)  Buyer also agrees to pay Seller (i) interest on any and all amounts unpaid by Buyer when due under paragraph (d) of this section 10.11 from the date such amounts become due until payment in full, such interest being payable on demand and accruing at the Federal Funds Rate (but in no event higher than the maximum rate permitted by then applicable law) and (ii) any and all costs and expenses (including reasonable attorneys' fees) reasonably incurred by Seller in exercising or enforcing any rights or performing any obligations under paragraphs (d) and (e) of this section 10.11.

(f)  So long as Buyer is not in default of its obligations under this section 10.11, Seller shall promptly remit to Buyer any amounts subsequently received by Seller from Customers in respect of all Letter of Credit Disbursements.

Section 10.12  Actions With Respect to IRA and Keogh Plan Deposit Liabilities

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(a)  On or before the Closing Date, Seller shall (i) resign as the trustee or custodian, as applicable, of each IRA and Keogh Plan of which it is the trustee or custodian and whose Deposit Liabilities are being assumed by Buyer as of the Closing Date, (ii) to the extent permitted by the documentation governing each such IRA and Keogh Plan and applicable law, appoint Buyer as successor trustee or custodian, as applicable, of each such IRA and Keogh Plan, and Buyer hereby accepts each such trusteeship or custodianship under the terms and conditions of Buyer's plan documents for its IRAs and Keogh Plans, and assumes all fiduciary and custodial obligations with respect to such IRAs and Keogh Plans as of the close of business on the Closing Date, and (iii) deliver to the IRA grantor or Keogh Plan named fiduciary of each such IRA or Keogh Plan such notice of the foregoing as is required by the documentation governing each such IRA or Keogh Plan or applicable law.  Buyer shall be solely responsible for delivering its IRA and Keogh Plan documents to the applicable IRA grantor and Keogh Plan named fiduciary, including a beneficiary designation form to be completed by the applicable IRA grantor or Keogh Plan participant; provided, however, that in the event that an IRA grantor or Keogh Plan participant dies before such time as Buyer receives a properly completed beneficiary designation form, Seller shall make available to Buyer such information as may exist in Seller's files regarding any beneficiary designation it may have regarding such decedent.  If, pursuant to the terms of the documentation governing any such IRA or Keogh Plan or applicable law, (x) Seller is not permitted to appoint Buyer as successor trustee or custodian, or the IRA grantor or Keogh Plan named fiduciary objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Buyer, or (y) such IRA or Keogh Plan includes assets that are not Deposit Liabilities and are not being transferred to Buyer, or the assumption of such deposit liabilities included in such IRA or Keogh Plan would result in a loss of qualification of such IRA or Keogh Plan under the Code, all deposit liabilities of Seller held under such IRA or Keogh Plan shall be excluded from the Deposit Liabilities (such excluded deposit liabilities being in this Agreement called the "Excluded IRA/Keogh Deposits").  Upon appointment as a successor custodian for such IRA Deposit Liabilities or as a successor trustee for such IRAs or Keogh Plans, Buyer shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code, and applicable federal and state laws and regulations.

(b)  To the extent that the Deposit Liabilities include certain IRAs or Keogh Plans that are required to make certain periodic distributions to the IRA account owner or Keogh Plan participant (or beneficiary) either at the account owner's or participant's request or because the account owner or participant has attained age 70½, effective as of the Closing Date Buyer agrees to continue to make such periodic distributions in accordance with the distribution instructions forwarded by Seller to Buyer.  Buyer hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which such Deposit Liabilities are assumed by Buyer pursuant to the terms of this Agreement and, in consideration of the assumption of that obligation, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.

Section 10.13  Bulk Transfer Laws

.  Seller and Buyer hereby waive compliance with any applicable bulk transfer laws.  If by reason of any applicable bulk sales law any claims are asserted by creditors of Seller, such claims shall be the responsibility of Buyer in the case of claims arising under any of the Purchased Assets or Assumed Liabilities.

Section 10.14  Data Processing

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(a)  All tasks and obligations concerning the provision of data processing services to or for the Purchased Assets and Assumed Liabilities after the Closing Date, other than those specifically set forth in section 12.01, shall be performed solely and exclusively by Buyer.  Buyer acknowledges its assumption of all such tasks and obligations, and further acknowledges that any delay, failure, or inability on its part to perform such tasks or to comply with such obligations, except as and to the extent attributable to any delay, failure, or inability on the part of Seller in performing those tasks or complying with those obligations specifically set forth in section 12.01, shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement.

(b)  As soon as practicable following the date of this Agreement, Seller shall provide Buyer with applicable product functions and customer agreements related to the Loan and Deposit Liability accounts and safe deposit business that are maintained at the California Business (such Loan and Deposit Liability accounts and safety deposit business, if applicable, called the "Accounts") and specifications relating to the data processing, customer service, regulatory requirements, history files, and other support required for the Accounts.  At a mutually agreeable time prior to the Closing Date, Seller shall provide to Buyer file formats relating to the Accounts being transferred on the Closing Date and test tapes relating to the Accounts formatted as defined by the file formats previously delivered or shall provide to Buyer such other data or information processing materials as shall be mutually agreed to by Buyer and Seller.  The data files defined by the file formats shall be extracts of current master files as they exist on Seller's system.

(c)  Within twenty-four hours after the Closing Date, Seller shall use commercially reasonable efforts to produce the production/divestiture file tapes and a trial balance of records of account containing the pertinent data and descriptive information relating to the Accounts and provide such data and information to Buyer.  Such data and information shall include a detailed transaction history and overdraft protection information for the ninety-day period ended on the Closing Date.  Seller shall bear all customary and normal and reasonable costs and expenses relating to the performance of its obligations pursuant to this paragraph, but shall be promptly reimbursed by Buyer for any such costs and expenses that are not customary, normal, or reasonable.  Seller shall have no responsibility for the difference, if any, between its methods of accrual of interest or other amounts payable with respect to Accounts and Buyer's methods of accrual of interest and other amounts payable with respect to deposit, loan, and safe deposit box accounts and business.

(d)  Seller will have no liability to Buyer or its customers for providing services or failing to provide services under this section 10.14 except for intentional misconduct on the part of an employee of Seller or its Affiliates.

Section 10.15  Cashier's Checks

.  After the Closing Date, if Buyer is presented with any cashier's check that had been issued by any of the Branches on or before the Closing Date, Buyer may handle such Item in any manner consistent with its policies and practices with respect to Items drawn on third-party banks and presented to Buyer.

Article 11.

CONDITIONS TO CLOSING

Section 11.01  Conditions to Obligations of Seller to Consummate the Closing

.  The obligations of Seller to consummate the Closing are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Seller, except as to the condition described in 11.01(c)) on or before the Closing Date, of each of the following conditions:

(a)  All of the covenants and agreements required by this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects; provided, however, that Buyer shall be deemed to have duly complied with and performed such covenants and agreements in all material respects unless the failure to so comply or perform would have a material adverse effect on Buyer's ability to consummate the Transaction;

(b)  The representations and warranties made by Buyer in this Agreement or in any certificate or other document delivered pursuant to the provisions of this Agreement or in connection with the Transaction shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; provided, however, that the representations and warranties of Buyer in this Agreement or in any certificate or other document delivered pursuant to the provisions of this Agreement shall be deemed to be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on the Closing Date, unless the failure to be so true and correct would have a material adverse effect on Buyer's ability to consummate the Transaction;

(c)  The Seller Regulatory Approvals and the Buyer Regulatory Approvals shall have been obtained and shall be Final;

(d)  No Governmental Body shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, judgment, decree, injunction, or other order (whether temporary, preliminary, or permanent) which is in effect to enjoin, or which prohibits, consummation of the Transaction; and

(e)  Seller shall have received the items to be delivered by Buyer pursuant to section 2.03.

Section 11.02  Conditions to Obligations of Buyer to Consummate the Closing

.  The obligations of Buyer to consummate the Closing are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Buyer, except as to the condition described in section 11.02(c)) on or before the Closing Date, of each of the following conditions:

(a)  All of the covenants and agreements required by this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects; provided, however, that Seller shall be deemed to have duly complied with and performed such covenants and agreements in all material respects unless the failure to so comply or perform would have a Material Adverse Effect;

(b)  The representations and warranties made by Seller in this Agreement or in any certificate or other document delivered pursuant to the provisions of this Agreement or in connection with the Transaction shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; provided, however, that the representations and warranties made by Seller in this Agreement or in any certificate or other document delivered pursuant to the provisions of this Agreement shall be deemed to be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on the Closing Date, unless the failure to be so true and correct would have a Material Adverse Effect;

(c)  The Buyer Regulatory Approvals and the Seller Regulatory Approvals shall have been obtained and shall be Final;

(d)  No Governmental Body shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, judgment, decree, injunction, or other order (whether temporary, preliminary, or permanent) which is in effect to enjoin, or which prohibits, consummation of the Transaction; and

(e)  Buyer shall have received the items to be delivered by Seller pursuant to section 2.03.

Article 12.

CONVERSION

Section 12.01  Conversion

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(a)  Buyer will convert the Account information as to the Deposit Liabilities and the Loans to the data processing system of Buyer over the period between the close of business on the Closing Date and the opening of business on the next Business Day.  The Parties shall work diligently to be able to complete the conversion during such period, and Seller shall provide commercially reasonable cooperation to assist Buyer and any designated service provider in effecting the conversions.  Seller will provide Buyer, in an industry standard format, such test tapes and reports as shall be necessary to complete the conversion and will provide test conversion tapes and sets of deconversion reports and, in connection with the Closing, final data processing conversion file packages and deconversion reports in an industry standard format, in each case pursuant to a commercially reasonable delivery schedule that will be developed by mutual agreement of the Parties, provided that in no case shall Seller be required to deliver any such tapes or reports pursuant to less than ten Business Days' notice from Buyer.

(b)  All tasks and obligations concerning the provision of data processing services with respect to Purchased Assets and Assumed Liabilities shall be performed solely and exclusively by Buyer.  Buyer acknowledges its assumption of all such tasks and obligations, and further acknowledges that any delay, failure, or inability on its part to perform such tasks or to comply with such obligations (to the extent not solely attributable to any failure on the part of Seller to cooperate with Buyer pursuant to paragraph (a) of this section 12.01) shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement.

(c)  With respect to computer software and licensed goods described in section 1.01(vvv)(xv), not less than forty-five days prior to the Closing Date, Seller and Buyer shall commence discussions regarding the sequence of and procedure for the transfer of such software and goods and shall use commercially reasonable efforts to finalize such sequence and procedure on or prior to the Closing Date.

Article 13.

INDEMNITY

Section 13.01  Seller's Indemnity

.  From the Closing Date until six months after the Closing Date, Seller shall indemnify, hold harmless, and defend Buyer, its Affiliates, and their respective successors, permitted assigns, directors, shareholders, officers, agents, and employees from and against all claims, losses, liabilities, demands, and obligations of any nature whatsoever (including reasonable legal fees and expenses) (collectively, "Damages") that Buyer or any of its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents, or employees shall receive, suffer, or incur, arising out of or resulting from:

(a)  Any liability of Seller that is not an Assumed Liability;

(b)  A breach of any representation or warranty made by Seller in article 5; or

(c)  The breach of any covenant or other agreement made by Seller in this Agreement.

Section 13.02  Buyer's Indemnity

.  From the Closing Date until six months after the Closing Date, Buyer shall indemnify, hold harmless, and defend Seller, its Affiliates, and their respective successors, permitted assigns, directors, shareholders, officers, agents, and employees from and against all Damages that Seller or any of its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents, or employees shall receive, suffer, or incur, arising out of or resulting from:

(a)  Any Assumed Liability;

(b)  Any actions taken or omitted to be taken by Buyer from and after the date of this Agreement with respect to the California Branch Employees, and any suits or proceedings commenced in connection with such actions or omissions;

(c)  Any actions taken or omitted to be taken by Buyer with respect to the Purchased Assets, the Assumed Liabilities, or the Transferred Employees on or after the Closing Date and any suits or proceedings commenced in connection with such actions or omissions;

(d)  The use or operation of the Branches or Real Property prior to or after the Closing, related to, resulting from, or arising out of the past, present, or future (i) use or operation of the Branches or Real Property, (ii) presence of any Hazardous Materials or a release or the threat of a release on, at, or from the Branches, (iii) investigative, containment, removal, clean-up, and other remedial actions with respect to a release or the threat of release on, at, or from the Branches, (iv) human exposure to any Hazardous Materials or nuisances of whatever kind to the extent the same arise from the condition of the Branches or the ownership, use, operation, sale, transfer, or conveyance of the Branches, and (v) violation of any applicable Environmental Law;

(e)  The breach of any representation or warranty made by Buyer in article 6;

(f)  The breach of any covenant or other agreement made by Buyer in this Agreement;

(g)  Any claims arising under any of the Purchased Assets or Assumed Liabilities made by creditors of Seller under any applicable bulk sales laws; or

(h)  Any failure by Buyer or Seller to notify the Customers of the assumption of the Deposit Liabilities by Buyer within the time periods specified by law or any claim asserted against Buyer or Seller alleging that any notices sent to the Customers related to the assumption of the Deposit Liabilities were defective in any respect.

Section 13.03  Indemnification Procedure

.  If a Party entitled to indemnification under this article 13 ("Indemnified Party") is aware that a claim, demand, or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this article 13 (whether or not the amount of the claim is then quantifiable), such Indemnified Party shall promptly give written notice to the other Party ("Indemnitor"), and the Indemnified Party will thereafter keep the Indemnitor reasonably informed with respect to the claim, demand, or other circumstance; provided, however, that failure of the Indemnified Party to give the Indemnitor prompt notice as provided in this Agreement shall not relieve the Indemnitor of its obligations under this article 13 except to the extent, if any, that the Indemnitor's rights shall have been prejudiced or the Indemnitor's liability shall have been materially increased thereby.  In case any such action, suit, or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense of the action, suit, or proceeding with counsel reasonably satisfactory to the Indemnified Party.  The Indemnitor will not settle any claim, action, suit, or proceeding that would give rise to the Indemnitor's liability under its indemnity unless such settlement includes as an unconditional term the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit, or proceeding.  If the Indemnitor assumes the defense of any claim, action, suit, or proceeding as provided in this section 13.03, the Indemnified Party shall be permitted to join in the defense of the claim, action, suit, or proceeding with counsel of its own selection and at its own expense.  If the Indemnitor shall not assume the defense of any claim, action, suit, or proceeding, the Indemnified Party may defend against such claim, action, suit, or proceeding in such manner as it may deem appropriate; provided, however, that an Indemnified Party shall not settle any claim, action, suit, or proceeding that would give rise to the Indemnitor's liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

Section 13.04  Limitations on Liability

.  Notwithstanding anything to the contrary contained in this article 13, neither Party shall be entitled to indemnification pursuant to section 13.01(b) or 13.02(e) until its aggregate Damages for which it has a right to indemnification under this article 13 shall be in excess of $250,000, at which time such Party shall be entitled to indemnification for the full amount of its Damages to the extent such Damages exceed such amount.  Notwithstanding the foregoing, neither Party shall be entitled to indemnification for any item pursuant to section 13.01(b) or 13.02(e) unless the bona fide amount of such indemnification exceeds $5,000.  In no event shall the Damages payable by Seller in the aggregate exceed $1,000,000, and in no event shall either Party be entitled to any incidental, consequential, special, exemplary, or punitive Damages.

Section 13.05  General

.

(a)  Each Indemnified Party shall be obligated in connection with any claim for indemnification under this article 13 to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims.  The amount that any Indemnitor is or may be required to pay to any Indemnified Party pursuant to this article 13 shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collections costs) by or on behalf of such Indemnified Party in reduction of the related Damages.  If an Indemnified Party shall have received the payment required by this Agreement from the Indemnitor in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs).  The amount of any Damages arising from a breach by Seller of the representation set forth in section 5.07(a) due to the existence of a Lien that is not in respect of borrowed money and does not materially impair the continued use and operation of any of the Purchased Assets shall be limited to the lesser of (i) the cost of satisfying or removing such Lien and (ii) the actual impairment to the Purchased Asset caused by the existence of such Lien.

(b)  In addition to the requirements of paragraph (a) of this section 13.05, each Indemnified Party shall be obligated in connection with any claim for indemnification under this article 13 to use commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event that could reasonably be expected to give rise to such Damages.

(c)  Subject to the rights of existing insurers of an Indemnified Party, an Indemnitor shall be subrogated to any right of action that the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification from such Indemnitor under this article 13.

(d)  Except for the Parties' rights to specific performance and injunctive relief as described in section 15.13, the indemnification provided in this article 13 shall be the exclusive post-Closing Date remedy available to any Indemnified Party with respect to any breach of any representation, warranty, covenant, or agreement made by Buyer or Seller in this Agreement, absent fraud.

(e)  No indemnity shall be payable for any Damages with respect to any breach of representations or warranties in this Agreement if:

(i)  prior to the Closing the Party claiming indemnification receives a written notice from the other Party (A) disclosing such breach or breaches and (B) informing the Party claiming indemnification that such breach or breaches (I) in the case of Seller, constitute a Material Adverse Effect, or (II) in the case of Buyer, constitute a material adverse effect on its ability to consummate the Transaction or

(ii)  prior to the expiration of the survival period for the applicable representation or warranty the Party claiming indemnification has not given the other Party written notice informing such other Party of such breach or breaches.

(f)  All indemnification payments under this article 13 shall be deemed adjustments to the Purchase Price.

(g)  The indemnifications prescribed in sections 2.04(a), 8.07(c), 8.08, and 10.11(d) shall be governed by the procedures set forth in sections 13.03, 13.05(a), 13.05(b), and 13.05(c) and shall not be subject to any limitation on liability set forth in section 13.04.

Section 13.06  Survival

.

(a)  All representations and warranties of Seller contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall continue in full force and effect for a period of six months after the Closing Date and thereafter shall terminate, except as to any claim for which written notice shall have been given prior to such date.

(b)  All representations and warranties of Buyer contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall continue in full force and effect for a period of six months after the Closing Date and thereafter shall terminate, except as to any claim for which written notice shall have been given prior to such date.

(c)  All covenants and agreements of the Parties which by their terms are to be performed after the Closing Date shall survive until fully discharged.

Article 14.

POST-CLOSING MATTERS

Section 14.01  Further Assurances

.  From and after the Closing:

(a)  Except as specifically provided otherwise in this Agreement, Seller shall assist Buyer in the orderly transition of the operations of the California Business and shall give such further assurances and execute, acknowledge, and deliver all such instruments as may be necessary and appropriate to effectively vest in Buyer title to or a security interest in the Purchased Assets in the manner contemplated by this Agreement; provided, however, that Seller need not incur any out-of-pocket costs or expenses in connection with its agreements in this section 14.01(a) unless such costs or expenses are reimbursed by Buyer.

(b)  Except as specifically provided otherwise in this Agreement, Buyer shall give such further assurances to Seller and shall execute, acknowledge, and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining with respect to the Deposit Liabilities or other Assumed Liabilities; provided, however, that Buyer need not incur any out-of-pocket costs or expenses in connection with its agreements in this section 14.01(b) unless such costs or expenses are reimbursed by Seller.

Section 14.02  Access to and Retention of Books and Records

.  For a period of six months from the Closing Date, each Party shall have commercially reasonable access to any books and records of the other Party relating to the Purchased Assets and the Assumed Liabilities, and the requesting Party, at its own expense, may make copies and extracts when such copies and extracts are required by any Governmental Bodies, for litigation purposes, or for tax or accounting purposes; provided, however, that in the event that as of the end of such period any tax year of Seller is under examination by any taxing authority, such books and records shall be maintained by Buyer until a final determination of the tax liability of Seller for that year has been made.  If such copies or extracts require use of a Party's equipment or facilities, the user shall reimburse the other Party for all costs incurred, including employee expenses.

Article 15.

MISCELLANEOUS

Section 15.01  Expenses

.

(a)  Except as otherwise provided in this Agreement, Seller and Buyer shall each pay all of their own respective out-of-pocket expenses in connection with this Agreement, including investment banking, appraisal, accounting, consulting, professional, and legal fees, if any, whether or not the Transaction is consummated.

(b)  Buyer shall pay all (i) recording, filing, or other fees, costs, and expenses including fees, costs, and expenses for (A) preparation of title commitments, abstracts or searches, surveys, inspections, environmental audits, or other investigations, (B) filing of any forms (including tax forms) with Governmental Bodies in connection with the transfer of the Real Property or Fixed Assets, (C) recording instruments or documents evidencing any transfers of interests in real property, and (D) any real property transfer stamps or taxes imposed on any transfers of interests in real property; and (ii) costs and expenses relating to the preparation, execution, and recording of assignments of mortgages, financing statements, notes, security agreements, or other instruments applicable to or arising in connection with the transfer, assignment, or assumption of the Purchased Assets and Assumed Liabilities.

Section 15.02  Trade Names and Trademarks

.

(a)  Buyer acknowledges and agrees that notwithstanding anything to the contrary contained in this Agreement, it has, and following the Closing shall have, no interest in or to and shall not use the names "National Bank of Arizona," "NBA," "California Stockmen's Bank," "The Stockmen's Bank," "Stockmen's," "Zions Bancorporation," or "Zions," or any trade name, trademark or service mark, logo, or corporate name of Seller or any of its Affiliates; provided, however, that with respect to the Purchased Assets, Buyer may use documents prepared by Seller prior to the Closing which bear any of such names, trade names, trademarks or service marks, logos, or corporate names to transfer title to or security interests in such assets to Buyer or to enforce Buyer's rights in or under such assets.

(b)  Except as provided in section 15.02(a), Buyer shall not use any forms or other documents bearing Seller's name or logo, or the name or logo of any Affiliate of Seller, without the prior written consent of Seller, which consent may be denied or given in Seller's sole discretion.  If such consent is given, Buyer hereby agrees that all forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or document.

Section 15.03  Termination

.  This Agreement shall terminate and shall be of no further force or effect as between the Parties, except for liability for actual direct damages due to a willful breach of any material representation, warranty, covenant, or agreement occurring or arising prior to the date of termination, upon the occurrence of any of the following:

(a)  Upon mutual agreement of the Parties;

(b)  Upon written notice by either Buyer or Seller to the other Party immediately upon receipt by Buyer or Seller of notice from any Governmental Body that Buyer or Seller, as the case may be, has been denied any Regulatory Approval by Final order;

(c)  Upon written notice by either Buyer or Seller to the other Party, if the Closing has not occurred by November 30, 2007; provided, however, that the right to terminate this Agreement under this section 15.03(c) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)  By either Buyer or Seller (if the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) if there shall have been a material breach of any of the representations, warranties, covenants, or other agreements set forth in this Agreement on the part of the other Party, which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this section 15.03(d) unless the breach of representation, warranty, covenant, or other agreement together with all other such breaches would have a Material Adverse Effect, and that Seller shall not have the right to terminate this Agreement pursuant to this section 15.03(d) unless the breach of representation, warranty, covenant, or other agreement together with all other such breaches would have a material adverse effect on Buyer's ability to consummate the Transaction;

(e)  By Seller upon written notice if Buyer on or before August 31, 2007 shall not have obtained the Buyer Regulatory Approvals.

Section 15.04  Amendment, Modification, and Waiver

.

(a)  Anything in this Agreement or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and its exhibits may be amended, supplemented, or interpreted at any time prior to the Closing Date.  No amendment or modification of any provision of this Agreement shall be binding unless in writing and executed by the Party or Parties sought to be bound by such modification.

(b)  Performance of or compliance with any covenant given in this Agreement or satisfaction of any condition to the obligations of either Party under this Agreement may be waived by the Party to whom such covenant is given or whom such condition is intended to benefit, except as otherwise provided in this Agreement or to the extent any such condition is required by law; provided, however, that any such waiver must be in writing.

Section 15.05  Binding Effect; Assignment

.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties, or obligations of either Party may be assigned without the prior written consent of the other Party.

Section 15.06  Confidentiality

.

(a)  The Parties and their Affiliates shall keep confidential the terms of this Agreement, the negotiations relating to this Agreement, and all documents and information obtained by a Party from the other Party in connection with the Transaction and such documents and information, except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain a Regulatory Approval, (ii) for disclosures made in accordance with the terms of this Agreement, (iii) to the extent required by applicable law, regulations, or rules of any applicable national securities exchange, and (iv) to the extent information is required to be disclosed in order to facilitate conversion-related activities.  This section shall survive any termination of this Agreement.

(b)  Notwithstanding any other express or implied agreement, arrangement, or understanding to the contrary, Buyer and Seller may disclose to any third party, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Buyer or Seller relating to such tax treatment and tax structure; provided, however, that neither Party (nor any employee, representative, or other agent of either Party) may disclose any information that is not necessary to understanding the tax treatment and tax structure of the Transaction or that does not directly relate to the tax treatment and tax structure of the Transaction, or any information to the extent such disclosure could result in a violation of any law, rule, regulation, judgment, order, governmental permit, or license.

(c)  Except as otherwise required by law, regulations, or rules, including the rules of any self regulatory organization (as defined in the Securities Exchange Act of 1934, as amended), each Party shall furnish to the other the text of all notices and communications, written or oral, proposed to be sent by the furnishing Party regarding the Transaction.  Except as otherwise required by law, regulations, or rules of any national stock exchange, the furnishing Party shall not send or transmit such notices or communications or otherwise make them public unless and until the consent of the other Party is received, which consent shall not be unreasonably withheld or delayed.  This section shall survive any termination of this Agreement.

(d)  Seller and Buyer shall mutually agree in advance upon the form and substance of any press releases and other public announcements and disclosures concerning this Agreement and the Transaction; provided, however, that nothing in this Agreement shall (i) prohibit either Party from making any press release or announcement that its legal counsel reasonably deems necessary under law, if it makes a good-faith effort to obtain the other Party's consent to the text of the press release or announcement before making it public, or (ii) require Seller to furnish to Buyer or obtain Buyer's consent for any communication (A) made in an ad hoc fashion that is responsive to issues or questions of any California Branch Employee or Customer or (B) that makes factual statements about the Transaction and does not disparage Buyer.

(e)  The Parties and their Affiliates shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the Transaction or for other purposes consistent with the intent of this Agreement.  Neither Party nor any of its Affiliates shall use any of such information for any other purpose, including the competitive detriment of the other Party.

(f)  At any time after termination of this Agreement in accordance with its terms, upon the request of either Party, the other Party shall return promptly all documentation the requesting Party or any of its Affiliates or representatives provided.

Section 15.07  Entire Agreement

.  This Agreement, together with the exhibits and schedules attached to and made a part of this Agreement, contains the entire agreement between the Parties with respect to the Transaction and supersedes all prior agreements or understandings between the Parties relating to the subject matter of this Agreement; provided, however, that the terms of the Confidentiality Agreement, to the extent not inconsistent with the terms of this Agreement, shall continue in full force and effect.

Section 15.08  Choice of Law and Venue

(a)  .  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Arizona, without giving effect to the principles of conflict of law thereof.  The Parties hereby designate Maricopa County, Arizona to be the proper jurisdiction and venue for any suit or action arising out of this Agreement.  Each of the Parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated by this Agreement by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Arizona.  Each of the Parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated by this Agreement brought in the courts aforesaid.

Section 15.09  Waiver of Certain Damages

.  Each of the Parties to the fullest extent permitted by law irrevocably waives any rights that it may have to punitive, special, incidental, exemplary, or consequential damages in respect of any litigation based upon or arising out of this Agreement or any related agreement or any course of conduct, course of dealing, statements, or actions of any of them relating to this Agreement or any related agreement.

Section 15.10  Severability

.  In the event that any provision of this Agreement shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired by such holding, and this Agreement shall otherwise remain in full force and effect.

Section 15.11  Counterparts

.  This Agreement may be executed in two counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one counterpart has been signed by each of the Parties.  It shall not be necessary in making proof of this Agreement or either counterpart of this Agreement to produce or account for the other counterpart.

Section 15.12  Notices

.  All notices, consents, requests, instructions, approvals, waivers, stipulations, and other communications provided for in this Agreement to be given by one Party to the other Party shall be deemed validly given, made, or served, if in writing and delivered personally or sent by certified mail, return receipt requested, or by nationally recognized overnight delivery service, if to Seller addressed to:

National Bank of Arizona
6001 North Twenty-Fourth Street
Phoenix, Arizona 85016
Attention:                                Mr. Keith D. Maio
President and Chief Executive Officer

with a required copy to:

Brian D. Alprin, Esq.
Duane Morris LLP
1667 K Street, N.W., Suite 700
Washington, D.C.  20006

and if to Buyer addressed to:

County Bank
550 West Main Street
Merced, California 95340
Attention:                                Mr. Thomas T. Hawker
Chief Executive Officer

with a required copy to:

Richard de la Peña, Esq.
Executive Vice President and General Counsel
County Bank
550 West Main Street, Second Floor
Merced, California 95340

Notice by certified mail shall be deemed to be received three Business Days after mailing of the same.  Notice by recognized overnight delivery service shall be deemed to be received on the next Business Day following its placement for overnight delivery in the hands of such service.  Either Party may change the persons or addresses to whom or to which notices may be sent by written notice to the other.

Section 15.13  Specific Performance

.  The Parties acknowledge that monetary damages could not adequately compensate either Party in the event of a breach of this Agreement by the other, that the non-breaching Party would suffer irreparable harm in the event of such breach and that the non-breaching Party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement of this Agreement.

Section 15.14  No Third Party Beneficiaries

.  The Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective Affiliates, successors, and assigns.  No future or present employee or customer of either of the Parties which is not its Affiliate, successor, or assign or other Person shall be treated as a third party beneficiary in or under this Agreement.

Section 15.15  Survival

.  Except for ones in section 2.05 and articles 13 and 15, no representations, warranties, covenants, or agreements made by the Parties in this Agreement shall survive termination of this Agreement.

Section 15.16  Consent to Jurisdiction; Waiver of Jury Trial

.

(a)  Each Party, to the extent it may lawfully do so, hereby submits to the jurisdiction of the courts of Arizona and the United States District Court for the District of Arizona, as well as to the jurisdiction of all courts from which an appeal may be taken or other review sought from the aforesaid courts, for the purpose of any suit, action, or other proceeding arising out of such Party's obligations under or with respect to this Agreement or any of the agreements, instruments, or documents contemplated by this Agreement (other than the Confidentiality Agreement), and expressly waives any and all objections it may have as to venue in any of such courts.

(b)  EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS, OR DOCUMENTS CONTEMPLATED BY THIS AGREEMENT.  NO PARTY NOR ANY ASSIGNEE OR SUCCESSOR OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS, OR DOCUMENTS CONTEMPLATED BY THIS AGREEMENT.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

The provisions of this section 15.16 have been fully discussed by the Parties and shall be subject to no exceptions.  Neither Party has in any way agreed with or represented to any other Party that the provisions of this section will not be fully enforced in all instances.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.

SELLER

NATIONAL BANK OF ARIZONA

By:________________________________
Keith D. Maio
President and Chief Executive Officer

BUYER

COUNTY BANK

By:________________________________
Thomas T. Hawker
Chief Executive Officer

Exhibit A
Form of Real Property Deed

RECORDING REQUESTED BY: [______________] WHEN RECORDED MAIL TO: [Name] [Address] [Address] MAIL TAX STATEMENTS TO: [Name] [Address] [Address]	SPACE ABOVE RESERVED FOR FILING STAMP ONLY

In accordance with Section 11932 of the California Revenue and Taxation Code, Grantor has declared the amount of the transfer tax which is due by a separate statement which is not being recorded with this Grant Deed.
GRANT DEED

Assessor's Parcel Number: _______________________________________________________________

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, National Bank of Arizona, a national banking association, successor by merger to The Stockmen's Bank, an Arizona banking corporation, does hereby GRANT to County Bank, a [_____________________] the real property in the City of [_____________], County of [_____________], State of California, described on Exhibit 1 attached hereto and incorporated herein by this reference.

GRANTOR:	National Bank of Arizona, a national banking association, successor by merger to The Stockmen's Bank By: Name: Its:
STATE OF CALIFORNIA                                                                )
)
COUNTY OF                                                                )

On __________ ___, 2007, before me, , Notary Public,
personally appeared
[personally known to me] or [proved to me on the basis of satisfactory evidence] to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary Public                                                                                                Place Notary Seal Above

MAIL TAX STATEMENTS AS SET FORTH ABOVE

        -  -

EXHIBIT 1 TO GRANT DEED

LEGAL DESCRIPTION OF THE PROPERTY

[to be attached prior to Closing]

        -  -

EXHIBIT 2 TO GRANT DEED

[to be dated and attached to Grant Deed prior to the Closing]

_________________, 2007

County Recorder of _________________ County

In accordance with Revenue and Taxation Code Section 11932, the undersigned grantor under the attached deed requests that this statement of documentary transfer tax due not be recorded with the attached deed but be affixed to the deed after recordation and before return as directed on the deed.

The deed names [_____________________________________________], a [_____________________], as grantee.  The property being transferred is located in the City of [______________], County of [_______________], California.

The amount of documentary transfer tax due on the attached deed is $______________________, computed on the full value of the property conveyed.

National Bank of Arizona, a national banking association
By:
Its:

        -  -

EXHIBIT [__]

AFFIDAVIT OF FEDERAL NON-FOREIGN STATUS

This Affidavit of Federal Non-Foreign Status (this "Affidavit") is given in connection with the real property purchase and sale transaction contemplated under the Purchase and Assumption Agreement (the "Agreement") dated as of June 11, 2007, by and between County Bank, a California banking corporation ("Buyer"), and National Bank of Arizona, a national banking association ("Seller").  The purpose of this Affidavit is to notify Buyer that Seller is not a foreign person or entity subject to the withholding tax provisions of Section 1445 of the Internal Revenue Code ("IRC"), as amended.

The undersigned and Seller hereby represent, warrant and certify the following: (a) Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the IRC and Income Tax Regulations; and (b) Seller's United States taxpayer identification number or social security number is [_________________].

The undersigned and Seller understand that this Affidavit may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment or both.  Seller hereby agrees to indemnify, defend, protect and hold harmless Buyer from and against all liability, damage and cost (including actual attorneys' fees) incurred as a result of (i) Seller's failure to pay any tax which Seller is required to pay under applicable laws, or (ii) any false or misleading statement contained herein.

Under penalty of perjury, the undersigned declares that he or she has examined this Affidavit and, to the best of his/her knowledge and belief, it is and shall be true, correct and complete as of the date shown below and as of the Closing Date (as defined in the Agreement), and that he/she has Seller's authority to sign and is signing this Affidavit on Seller's behalf.

Dated: _________________, 2007
Name:
Title:

        -  -

Exhibit B
Bill of Sale

BILL OF SALE

THIS BILL OF SALE is entered into by National Bank of Arizona, a national banking association ("Seller"), in favor of County Bank, a California banking corporation ("Buyer").

A.           Seller and Buyer have entered into a Purchase and Assumption Agreement dated as of June 11, 2007 (the "P & A Agreement").  Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meaning ascribed to them in the P & A Agreement.

B.           The P & A Agreement provides, in part, that Seller shall sell, convey, assign, transfer, and deliver to Buyer all of Seller's right, title, and interest in the Purchased Assets.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth in the P & A Agreement, Seller hereby sells, conveys, assigns, transfers, and delivers to Buyer, without recourse, representation, or warranty except as expressly provided in the P & A Agreement, all of Seller's right, title, and interest in the Purchased Assets.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to the principles of conflict of law thereof.

This Bill of Sale is intended to implement the terms and conditions of the P & A Agreement.  If any of the provisions of this Bill of Sale are in direct conflict with the provisions of the P & A Agreement, the P & A Agreement shall control.

This Bill of Sale may be executed in one or more counterparts, all of which shall be considered one and the same instrument.

IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale on [___________], 2007, and this Bill of Sale shall become effective as of [____] p.m., Phoenix, Arizona time on that date.

NATIONAL BANK OF ARIZONA

By:________________________________
Name: __________________________
Title: ___________________________

ACCEPTED BY:
COUNTY BANK
By:________________________________
Name: David A. Heaberlin
Title: Executive Vice President and Chief Financial          Officer/Treasurer

        -  -

Exhibit C
Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is made effective as of [________________], 2007 at [____] p.m., Phoenix, Arizona time, by and between National Bank of Arizona, a national banking association ("Seller"), and County Bank, a California banking corporation ("Buyer").

RECITALS

A.           Seller and Buyer have entered into a Purchase and Assumption Agreement dated as of June 11, 2007 (the "P & A Agreement").  Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meaning ascribed to them in the P & A Agreement.

B.           Pursuant to the P & A Agreement Seller has agreed to assign the Assumed Liabilities to Buyer, and Buyer has agreed to assume from Seller and thereafter fully and timely pay, perform, and discharge when due, the Assumed Liabilities.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby assigns to Buyer and Buyer hereby assumes the Assumed Liabilities pursuant to the terms and conditions hereof.

1.           Assignment and Assumption.

Effective as of the date of this Agreement, Buyer assumes from Seller and agrees to fully and timely pay, perform, and discharge when due the Assumed Liabilities upon and subject to the terms and conditions of the P & A Agreement, and Seller assigns such Assumed Liabilities to Buyer.

2.           Inurement.

This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Seller and Buyer.

3.           Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to the principles of conflict of laws thereof.

4.           P & A Agreement Controls.

This Agreement is intended to implement the terms and conditions of the P & A Agreement.  If any of the provisions of this Agreement are in direct conflict with the provisions of the P & A Agreement, the P & A Agreement shall control.

5.           Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first written above.

SELLER NATIONAL BANK OF ARIZONA	BUYER COUNTY BANK

By: Name: Title:	By: Name: David A. Heaberlin Title: Executive Vice President and Chief Financial Officer/Treasurer

        -  -

Exhibit D
Lease Assignment

LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement"), is entered into effective as of [________________] by and between National Bank of Arizona, a national banking association with its head office at 335 North Wilmot Road, Tucson, Arizona 85711 and its principal executive offices at 6001 North Twenty-Fourth Street, Phoenix, Arizona 85016 (hereinafter called  "Assignor"), and County Bank, a California banking corporation with its principal office at 550 West Main Street, Merced, California 95340 (hereinafter called "Assignee"):

RECITALS

A.           By lease, dated [________________], [________________], as lessor, leased to Assignor, as lessee, certain premises located at [_________________________________] (hereinafter called the "Premises") for the term and upon the terms and conditions contained in said lease.

B.           Said lease has heretofore been modified by amendments dated [__________________________________________________________________] (said lease as so modified is hereinafter called the "Lease").

C.            Assignor and Assignee have entered into that certain Purchase and Assumption Agreement dated as of June 11, 2007 (the "P & A Agreement"), whereby Assignor has agreed to sell and Assignee has agreed to purchase certain of the assets of Assignor described therein and whereby Assignor has agreed to assign and Assignee has agreed to assume certain of the liabilities of Assignor described therein.

D.            Assignor desires to assign the Lease to Assignee and Assignee desires to accept said assignment and to assume the obligations of Assignor under the Lease, all upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the terms and conditions of the P & A Agreement, the parties agree as follows:

1.           Assignor assigns to Assignee as of [____] p.m., Phoenix, Arizona time, on [_________________] (the "Effective Time") all of the Assignor's right, title and interest in and to the Lease and the Premises and to all leasehold improvements and fixtures installed or located therein.

2.           Assignee accepts as of the Effective Time said assignment of Assignor's interest in the Lease and hereby assumes all of the obligations of the lessee under the Lease arising on or after the Effective Time.

3.           This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Assignor and Assignee.

4.           This Agreement is intended to implement the terms and conditions of the P & A Agreement.  If any of the provisions hereof are in direct conflict with the provision of the P & A Agreement, the P & A Agreement shall control.

5.           This Agreement shall be construed under the laws of the State of Arizona, without giving effect to its conflict of laws provisions.

6.           This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered as of the day and year first above written.

"ASSIGNOR" NATIONAL BANK OF ARIZONA
By:____________________________ Name: Title:
"ASSIGNEE" COUNTY BANK
By:____________________________ Name: David A. Heaberlin Title: Executive Vice President and Chief Financial Officer/Treasurer

        -  -

Exhibit E
Seller's Certificate

SELLER'S CERTIFICATE

The undersigned, [________________], [____________] of National Bank of Arizona ("Seller"), pursuant to section 2.03(a)(vi) of the Purchase and Assumption Agreement dated as of June 11, 2007 by and between Seller and County Bank, a California banking corporation (the "Agreement"), does hereby certify that as of the date of this certificate:

(a)  Subject to paragraph (b), the representations and warranties made by Seller in the Agreement or in any certificate or other document delivered pursuant to the provisions of the Agreement or in connection with the purchase of assets and assumption of liabilities contemplated by the Agreement are either (i) true and correct in all material respects on and as of the date of this certificate with the same force and effect as though such representations and warranties had been made on the date of this certificate, or (ii) if not so true and correct, would not by their failure to be so true and correct have a Material Adverse Effect (as such term is defined in the Agreement);

(b)  The representations and warranties made by Seller in the Agreement which specifically relate to a date earlier than the date of the Agreement are either (i) true and correct in all material respects as of such earlier date, or (ii) if not so true and correct, would not by their failure to be so true and correct have a Material Adverse Effect (as such term is defined in the Agreement); and

(c)  All of the covenants and agreements required by the Agreement to be complied with and performed by Seller on or before the date of this certificate either (i) have been duly complied with and performed in all material respects, or (ii) if not so complied with and performed, would not by their failure to have been so complied with and performed have a Material Adverse Effect (as such term is defined in the Agreement).

IN WITNESS WHEREOF, the undersigned officer of Seller has hereunto set his hand on [____________], 2007.

_______________________________

Exhibit F
Special Power of Attorney

RECORDING REQUESTED BY:

AND WHEN RECORDED MAIL
TO:

Space Above This Line for Recorder's Use

SPECIAL POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That National Bank of Arizona, a national banking association with its head office at 335 North Wilmot Road, Tucson, Arizona 85711 and its principal executive offices at 6001 North Twenty-Fourth Street, Phoenix, Arizona 85016 ("Seller") for itself and its predecessors, successors, and assigns and its affiliates does hereby make, constitute, and appoint County Bank, a California banking corporation ("Buyer") to be its true and lawful attorney-in-fact and, as its act and deed and in its name and on its behalf, to do all or any of the following:

To execute, seal, certify, acknowledge, stamp, record, and deliver any or all documents or agreements, certificates, notices, financing statements, or otherwise that are deemed by Buyer to be necessary or appropriate to convey, assign, transfer, or perfect the assignment by Seller to Buyer of the loans, the loan documents, and the liens and security interests as were sold, conveyed, assigned, transferred, and/or delivered by Seller to Buyer under the terms of that certain Purchase and Assumption Agreement by and between Seller and Buyer dated as of June 11, 2007.

This Special Power of Attorney authorizes Buyer, as the attorney-in-fact named herein, to nominate and appoint others to exercise the power of attorney granted to Buyer herein, in its name, place, and stead on behalf of Seller.

This Special Power of Attorney shall be effective as of [________], 2007 and shall continue in effect until January 31, 2008, and after such date shall be void and ineffective for any purposes.

This Special Power of Attorney shall be governed by and construed in accordance with the laws of the State of Arizona.

IN WITNESS WHEREOF, the foregoing Special Power of Attorney has been duly executed by Seller on this [____] day of [________], 2007.

NATIONAL BANK OF ARIZONA

By:  _________________________
Its:

STATE OF ARIZONA                                                                )
)  ss.
COUNTY OF MARICOPA                                                                           )

On [________________], before me, [________________], a Notary Public for the State of Arizona, personally appeared [________________], personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the foregoing instrument and acknowledged that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

_________________________________
Notary Public
NOTARY STAMP

CAPACITY CLAIMED BY SIGNER:

[    ]           INDIVIDUAL(S)                                                                [ X ]                      CORPORATE OFFICER(S)

      title(s)
[    ]           PARTNER(S)                                                                [    ]           ATTORNEY-IN-FACT
[    ]           TRUSTEES(S)                                                      [    ]           SUBSCRIBING WITNESS
[    ]           GUARDIAN/CONSERVATOR                                                                           [    ]           OTHER:

SIGNER IS REPRESENTING:  NATIONAL BANK OF ARIZONA
           Names of Person(s) or Entity(ies)

Exhibit G
Buyer's Certificate

BUYER'S CERTIFICATE

The undersigned, [________________], [____________] of County Bank, a California banking corporation ("Buyer"), pursuant to section 2.03(b)(iv) of the Purchase and Assumption Agreement dated as of June 11, 2007 by and between National Bank of Arizona, a national banking association, and Buyer, does hereby certify that as of the date hereof:

(a)  Subject to paragraph (b), the representations and warranties made by Buyer in the Agreement or in any certificate or other document delivered pursuant to the provisions of the Agreement or in connection with the purchase of assets and assumption of liabilities contemplated by the Agreement are either (i) true and correct in all material respects on and as of the date of this certificate with the same force and effect as though such representations and warranties had been made on the date of this certificate, or (ii) if not so true and correct, would not by their failure to be so true and correct have a material adverse effect on Buyer's ability to consummate such purchase of assets and assumption of liabilities;

(b)  The representations and warranties made by Buyer in the Agreement which specifically relate to a date earlier than the date of the Agreement are either (i) true and correct in all material respects as of such earlier date, or (ii) if not so true and correct, would not by their failure to be so true and correct have a material adverse effect on Buyer's ability to consummate the purchase of assets and assumption of liabilities contemplated by the Agreement; and

(c)  All of the covenants and agreements required by the Agreement to be complied with and performed by Buyer on or before the date of this certificate either (i) have been duly complied with and performed in all material respects, or (ii) if not so complied with and performed, would not by their failure to have been so complied with and performed have a material adverse effect on Buyer's ability to consummate the purchase of assets and assumption of liabilities contemplated by the Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand on [____________], 2007.

_______________________________
David A. Heaberlin
Executive Vice President and
Chief Financial Officer/Treasurer
County Bank